Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of

THE PEP BOYS – MANNY, MOE & JACK
at
$15.00 NET PER SHARE
by
TAJ ACQUISITION CO.
a wholly owned subsidiary of

BRIDGESTONE RETAIL OPERATIONS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY
TIME, ON MONDAY, JANUARY 4, 2016, UNLESS THE OFFER IS EXTENDED.

TAJ Acquisition Co., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Bridgestone Retail Operations, LLC, a Delaware limited liability company ("BSRO"), is offering to purchase for cash all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares"), of The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation ("Pep Boys"), at a purchase price of $15.00 per Share, net to the holders thereof, in cash (the "Offer Price"), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 26, 2015, by and among Pep Boys, BSRO and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Pep Boys, with Pep Boys surviving as a wholly owned subsidiary of BSRO (the "Merger"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions".

The Board of Directors of Pep Boys (the "Pep Boys Board") has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement.

There are no financing conditions to the Offer. The Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase under the heading "Summary Term Sheet." You should read this entire document and the Letter of Transmittal carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

 D.F. KING & CO., INC.

The Dealer Manager for the Offer is:

November 16, 2015

Important

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, or an Agent's Message (as defined in Section 3 below) in connection with a book-entry delivery of Shares, mail or deliver the Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, the "Depositary and Paying Agent" for the Offer, and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Time (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Dealer Manager, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

Summary term sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase or the Letter of Transmittal. BSRO and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Pep Boys contained herein and elsewhere in the Offer to Purchase has been provided to BSRO and Purchaser by Pep Boys or has been taken from or is based upon publicly available documents or records of Pep Boys on file with the SEC or other public sources at the time of the Offer. BSRO and Purchaser have not independently verified the accuracy and completeness of such information. BSRO and Purchaser have no knowledge that would indicate that any statements contained herein relating to Pep Boys provided to BSRO and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. The following are some questions you, as a shareholder of Pep Boys, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger and the other Transactions because the information in this summary term sheet is not complete. References to "we," "us," or "our," unless the context otherwise requires, are references to Purchaser.

Who is offering to buy my securities?

Our name is TAJ Acquisition Co. We are a Pennsylvania corporation formed solely for the purpose of completing the Transactions. We are a wholly owned subsidiary of Bridgestone Retail Operations, LLC, a Delaware limited liability company. BSRO is a wholly owned subsidiary of Bridgestone Americas, Inc., which is a subsidiary of Bridgestone Corporation, the world's largest tire and rubber company. See "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Purchaser and BSRO."

The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, we, together with BSRO and any other wholly owned direct or indirect subsidiary of BSRO, own at least a majority of the Fully Diluted Shares (as defined below), upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger for $15.00 per Share in cash. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares. See "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay you $15.00 per Share net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary and Paying Agent in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We will need approximately $865 million to purchase all of the issued and outstanding Shares validly tendered in the Offer (and not withdrawn), to pay fees and expenses related to the Offer and the Merger, to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer and to cash out all outstanding equity awards to acquire the Shares. BSRO will provide us with the necessary funds to fund the Offer through available cash or advances by Bridgestone Americas, Inc. Consummation of the Offer is not subject to any financing condition. See Section 12—"Source and Amount of Funds."

Is your financial condition or the accounting treatment of the Offer material to my decision to tender in the Offer?

We do not believe our financial condition or the accounting treatment of the Offer is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, and (d) BSRO will provide us with the necessary funds to fund the Offer through available cash or advances by Bridgestone Americas, Inc. to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger. See Section 12—"Source and Amount of Funds."

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•
there shall be validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Time (as defined below) and not withdrawn, a number of Shares that, together with Shares then directly or indirectly owned by BSRO, represents at least a majority of all Fully Diluted Shares, which condition we refer to as the "Minimum Condition";

•
the waiting period (and any extension of the waiting period) applicable to the Transactions (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; and

•
subject to certain exceptions, no fact, circumstance, event, change, effect, violation or occurrence shall have occurred (a) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (b) would prevent or materially impede Pep Boys from consummating the Transactions.

"Fully Diluted Shares" means all of the issued and outstanding Shares entitled to vote in the election of directors of Pep Boys or on the adoption of the Merger Agreement and approval of the Merger, together with all those Shares which Pep Boys would be required to issue upon the conversion, exercise, settlement or exchange of any then-outstanding warrants, stock options, other equity amounts under compensatory benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into such Shares, whether or not then convertible, exercisable or exchangeable. Pep Boys has informed the

Purchaser that as of November 12, 2015, there were (1) 54,108,894 Shares issued and outstanding, (2) outstanding options to purchase Shares under the Pep Boys 2014 Stock Incentive Plan (previously referred to as the 1999 Stock Incentive Plan and the 2009 Stock Incentive Plan) (the "Company 2014 Incentive Plan") to purchase 1,548,197 Shares, (3) 528,118 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vests over the passage of time (including any such award that previously became vested, but which was deferred by the holder), (4) 604,614 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vests based on the level of achievement of performance goals, (5) notional investments in 25,624 Shares under the Pep Boys Deferred Compensation Plan, as amended and restated effective as of January 31, 2014 and (6) up to 20,000 Shares issuable with respect to the current offering period under the Pep Boys Employee Stock Purchase Plan (the "Company ESPP"). Based on the foregoing, Purchaser believes the Minimum Condition would be satisfied if 28,417,724 Shares are validly tendered and not withdrawn prior to the Expiration Time.

We and BSRO may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Pep Boys' consent. See Section 13—"Conditions of the Offer."

Other conditions of the Offer are described in Section 13—"Conditions of the Offer." Consummation of the Offer is not conditioned on BSRO or Purchaser obtaining financing.

Can I participate in the Offer if I hold outstanding options under the Company 2014 Incentive Plan?

If you are entitled to exercise your option prior to the Expiration Time, you may tender the Shares received upon exercise of your option, subject to following the procedures described in Section 3—"Procedure for tendering Shares" of the Offer to Purchase. Exercises of options may not be rescinded if the Offer is not completed for any reason.

How will the Merger affect outstanding options under the Company 2014 Incentive Plan?

Pursuant to the terms of the Merger Agreement, each outstanding option under the Company 2014 Incentive Plan, whether or not exercisable or vested, will become fully vested and exercisable at the time the Merger becomes effective upon filing of a statement of merger with the Department of the State of Pennsylvania or at such later time specified therein (the "Effective Time"). If the exercise price of any option is equal to or greater than the amount in cash equal to the Offer Price, without interest (the "Merger Consideration"), that option will be canceled as of the Effective Time, without any consideration being payable in respect of that option, and have no further force and effect. If the exercise price of any option is less than the Merger Consideration, that option will be canceled in exchange for the right to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the excess of the Merger Consideration over the exercise price per Share payable under that option multiplied by (b) the number of Shares subject to that option, less any applicable tax withholding.

How will the Merger affect outstanding rights to purchase Shares and Shares previously purchased under the Company ESPP?

Pursuant to the terms of the Merger Agreement, Pep Boys will suspend the Company ESPP so that no further offering periods will commence after the date of the Merger Agreement. With respect to the offering period in effect on the date of the Merger Agreement, each outstanding right to purchase Shares under the Company ESPP will be exercised in accordance with the terms of the Company ESPP on December 31, 2015 (provided that if the Effective Time occurs prior to December 31, 2015, then the purchase right for such offering period will be exercised immediately prior to the Effective Time). At the Effective Time, all Shares held in the Company ESPP brokerage account, as well as Shares purchased under the last offering period of the Company ESPP, will be canceled and converted into the right of the holder to receive from the surviving corporation, as soon as practicable after the Effective Time (and in conjunction with the surviving corporation's regular payroll process), an amount of cash equal to the product of (a) the Merger Consideration and (b) the total number of Shares purchased under the Company ESPP by such participant, less any applicable tax withholding.

How will the Merger affect restricted stock unit awards?

Pursuant to the terms of the Merger Agreement, as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) will vest (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, each Company Performance Stock Unit (as defined in the Merger Agreement) will vest as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of vested units covered by such Company Performance Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

Is there an agreement governing the Offer?

Yes. Pep Boys, BSRO and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser into Pep Boys. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

What does the Pep Boys Board think about the Offer?

The Pep Boys Board has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement. See "Introduction" and Section 10—"Background of the Offer; Contacts with Pep Boys", Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents" and Pep Boys' Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Pep Boys' shareholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term "Expiration Time" means 5:00 p.m., New York City time, on Monday, January 4, 2016, unless Purchaser has extended the initial offering period of the Offer, in which event the term "Expiration Time" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution") may guarantee that the missing items will be received by the Depositary and Paying Agent within three NYSE (as defined below) trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such three-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•
we may, and at the request of Pep Boys, we will, provided the Merger Agreement has not been terminated in accordance with its terms, extend the Offer for successive periods of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" are not satisfied or, to the extent permitted, waived by BSRO or Purchaser; and

•
we will, provided the Merger Agreement has not been terminated in accordance with its terms, extend the Offer for any period required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or the NYSE, applicable to the Offer.

We are not, however, required to extend the Offer or the Expiration Time beyond the Termination Date. The Termination Date depends on the reason for the extension of the Offer. The "Termination Date" means February 26, 2016, unless as of February 26, 2016, any of the conditions to the Offer relating to required antitrust approvals have not been fulfilled, but all other conditions to the Offer have been, or are capable of being fulfilled, or waived, in which case the "Termination Date" will automatically be extended to July 26, 2016.

Following our acceptance and payment for Shares tendered in the Offer, we may, without the consent of Pep Boys, provide a subsequent offering period pursuant to Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended, for the purpose of seeking to acquire that number of Shares necessary to effect a short-form merger of Pep Boys, during which Pep Boys' shareholders may tender their Shares and receive the Offer Price, but will not be permitted to withdraw the Shares once tendered.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

What is the "Top-Up Option" and when will it be exercised?

Pursuant to the terms of the Merger Agreement, Pep Boys has granted to Purchaser an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of newly issued Shares equal to the lowest number of Shares that, when added to the number of Shares owned by BSRO and its subsidiaries, will constitute one Share more than 80% of the Fully Diluted Shares. However, the Top-Up Option is not exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Pep Boys' then authorized and unissued Shares and shares held in the treasury. Purchaser may exercise the Top-Up Option at any time after all of the conditions to the Offer, including the Minimum Condition, have been satisfied or waived and Purchaser has accepted for payment all Shares validly tendered in the Offer and not validly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Pennsylvania's "short form" merger statute. If we acquire less than one Share more than 80% but more than 50% of the Fully Diluted Shares in the Offer, we intend to exercise the Top-Up Option, and thereafter effect the Merger without any further action by Pep Boys' shareholders. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

Have any shareholders already agreed to tender their Shares in the Offer?

No. We have not previously entered into any agreements with any of Pep Boys' shareholders with respect to the tender of Shares into the Offer. However, Pep Boys has informed the Purchaser that, to its knowledge after making reasonable inquiry, all of Pep Boys' directors and executive officers intend to tender all of their Shares in the Offer.

How do I tender my Shares?

If you wish to accept the Offer and:

•
you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent's Message (as defined in Section 3 below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires;

•
you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain three additional New York Stock Exchange ("NYSE") trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery; or

•
you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal.

See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment at any time, after January 15, 2016 pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—"Withdrawal Rights."

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer & Trust Company, LLC, the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

If the Merger between Pep Boys and us takes place, Pep Boys' shareholders not tendering their Shares in the Offer (other than those properly exercising their dissenters' rights) will be entitled to receive cash in an amount equal to the price per Share paid in the Offer. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur, there may be so few remaining shareholders and publicly traded Shares that the Shares will no longer be eligible to be traded on the NYSE or other securities exchanges, and there may not be an active public trading market for the Shares. Also, Pep Boys may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC's rules relating to publicly held companies. See Section 7—"Certain Effects of the Offer."

Are dissenters' rights available in either the Offer or the Merger?

No dissenters' rights are available in connection with the Offer. However, under the PBCL (as defined below), shareholders who own their Shares at the time of the Merger and fulfill certain other requirements of the PBCL will have dissenters' rights in connection with the Merger. See Section 16—"Dissenters' Rights."

If you successfully complete the Offer, what will happen to the Pep Boys Board?

If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, BSRO will become entitled to designate a pro rata portion (based on the percentage of outstanding Shares acquired by

Purchaser) of the directors of Pep Boys, and Pep Boys has agreed in the Merger Agreement to cause BSRO's designees to be elected or appointed to the Pep Boys Board. Assuming Purchaser purchases outstanding Shares pursuant to the Offer, BSRO currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Pep Boys Board. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

If the Offer is completed, will Pep Boys continue as a public company?

No. Following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of the PBCL, after which Pep Boys, the surviving corporation in the Merger, will be a wholly owned subsidiary of BSRO and the Shares will no longer be publicly traded.

What is the market value of my Shares as of a recent date?

The Offer Price of $15.00 per Share represents a premium of approximately 23% over the $12.15 per Share October 23, 2015 closing price of the Shares reported on the NYSE, the last full trading day before BSRO and Pep Boys announced the signing of the Merger Agreement. The Offer Price of $15.00 per Share also represents a premium of 62% over the $9.25 per Share May 19, 2015 closing price of the Shares reported on the NYSE, the last full trading day before market speculation of a potential transaction. On November 13, 2015, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on the NYSE was $14.95 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 13—"Conditions of the Offer" are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $15.00 in cash, without interest (and less any applicable withholding taxes), promptly following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences") generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Pep Boys' shareholders are urged to read carefully Section 5—"Certain United States Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances. See Section 5—"Certain United States Federal Income Tax Consequences."

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, toll free at (866) 620-2536 and all other calls at 212-269-5550 or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, at 877-371-5947.

To The Holders of Shares of Common Stock of
The Pep Boys—Manny, Moe & Jack:

Introduction

TAJ Acquisition Co., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Bridgestone Retail Operations, LLC, a Delaware limited liability company ("BSRO"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share ("Shares"), of The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation ("Pep Boys"), at a purchase price of $15.00 per Share, net to the holders thereof, in cash (the "Offer Price"), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with any amendments or supplements thereto, collectively constitute the "Offer").

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 26, 2015, by and among Pep Boys, BSRO and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Pep Boys, with Pep Boys surviving as a wholly owned subsidiary of BSRO (the "Merger"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions".

If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC (the "Depositary and Paying Agent"), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) there being validly tendered in the Offer (and not validly withdrawn) immediately prior to the scheduled Expiration Time (as defined below) that number of Shares which, together with Shares beneficially owned by BSRO or Purchaser, represents at least a majority of the Fully Diluted Shares (the "Minimum Condition"); (b) the waiting period (and any extension of the waiting period) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; and (c) subject to certain exceptions, no fact, circumstance, event, change, effect, violation or occurrence shall have occurred that (1) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (2) would prevent or materially impede Pep Boys from consummating the Transactions. The Offer is also subject to certain other terms and conditions. See Section 13—"Conditions of the Offer."

As used in this Offer to Purchase, "Fully Diluted Shares" means all of the issued and outstanding Shares entitled to vote in the election of directors of Pep Boys or on the adoption of the Merger Agreement and approval of the Merger, together with all those Shares which Pep Boys would be required to issue upon the conversion, exercise, settlement or exchange of any then-outstanding warrants, stock options, other equity amounts under compensatory benefit plans or obligations, securities or instruments convertible, exercisable or exchangeable into such Shares, whether or not then convertible, exercisable or exchangeable. Pep Boys has informed the Purchaser that as of November 12, 2015, there were (1) 54,108,894 Shares issued and outstanding, (2) outstanding options to purchase Shares under the Pep Boys 2014 Stock Incentive Plan (previously referred to as the 1999 Stock Incentive Plan and the 2009

Stock Incentive Plan) (the "Company 2014 Incentive Plan") to purchase 1,548,197 Shares, (3) 528,118 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vests over the passage of time (including any such award that previously became vested, but which was deferred by the holder), (4) 604,614 Shares issuable pursuant to restricted stock unit awards granted pursuant to the Company 2014 Incentive Plan that vests based on the level of achievement of performance goals, (5) notional investments in 25,624 Shares under the Pep Boys Deferred Compensation Plan, as amended and restated effective as of January 31, 2014 (the "Company Deferred Compensation Plan") and (6) up to 20,000 Shares issuable with respect to the current offering period under the Pep Boys Employee Stock Purchase Plan (the "Company ESPP"). Based on the foregoing, Purchaser believes the Minimum Condition would be satisfied if 28,417,724 Shares are validly tendered and not withdrawn prior to the Expiration Time.

The Offer and withdrawal rights will expire at 5:00 pm, New York City time, on Monday, January 4, 2016, unless extended (as the date of the expiration of the Offer may be extended, the "Expiration Time"). See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer," and Section 15—"Certain Legal Matters; Regulatory Approvals."

The Board of Directors of Pep Boys (the "Pep Boys Board") has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement. Pep Boys has informed the Purchaser that, to its knowledge after making reasonable inquiry, all of Pep Boys directors and executive officers intend to tender all of their Shares in the Offer. For factors considered by the Pep Boys Board in connection with making its recommendation, see Item 4 of Pep Boys' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC"), a copy of which (without certain exhibits) is being furnished to Pep Boys' shareholders concurrently herewith under the heading "Reasons for Recommendation of the Board."

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Department of State of the Commonwealth of Pennsylvania a statement of merger (the "Statement of Merger"), in accordance with the relevant provisions of the PBCL. The Merger will become effective upon filing of the Statement of Merger or at such later time as is specified in the Statement of Merger (the "Effective Time"). At the Effective Time, each outstanding Share (other than Shares owned by Pep Boys or any of its subsidiaries, or held by any shareholders of Pep Boys who properly demanded and perfected dissenters' rights under the PBCL) will be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest (the "Merger Consideration"), and subject to any required withholding taxes, payable to the holder of that outstanding Share upon surrender of the certificate formerly representing that Share (or compliance with the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof or Agent's Message (as defined below)), in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents." Section 5—"Certain United States Federal Income Tax Consequences" describes certain U.S. federal income tax consequences of the disposition of Shares pursuant to the Offer and the Merger. Section 3—"Procedures for Tendering Shares" describes the procedures necessary for surrendering Shares to obtain the Offer Price and Merger Consideration, as applicable.

Pursuant to the terms of the Merger Agreement, Pep Boys has granted to Purchaser an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of newly issued Shares equal to the lowest number of Shares that, when added to the number of Shares owned by BSRO and its subsidiaries, will constitute one Share more than 80% of the Fully Diluted Shares. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents."

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of Pep Boys' shareholders, if required by law. Under the Pennsylvania Business Corporation Law of 1988 and the Pennsylvania Entity Transactions Law, each as amended (collectively, the "PBCL"), the affirmative vote of at least a majority of the votes cast by the holders of outstanding Shares entitled to vote to adopt the Merger Agreement is the only vote of any class or series of Pep Boys' capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Pep Boys' shareholders. However, if, following the purchase of Shares by Purchaser pursuant to the Offer, the exercise of the Top-Up Option, if any, or otherwise; Purchaser owns at least one Share more than 80% of the outstanding Shares, BSRO and the Purchaser will be able to effect the Merger without a meeting of the Pep Boys' shareholders, in accordance with the applicable provisions of the PBCL described below.

The PBCL provides that, if a parent company owns at least 80% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger directly, or indirectly through related organizations, the parent company holding that stock may merge that subsidiary into itself or into any other subsidiary of which at least 80% of the outstanding shares of each class and series of stock entitled to vote on such merger is owned by such parent company directly, or indirectly through related organizations, without any action or vote on the part of the other shareholders of that subsidiary (a "short-form merger"). Accordingly, if, as a result of the Offer, the exercise of the Top-Up Option, if any, or otherwise, Purchaser directly or indirectly owns one Share more than 80% of the outstanding Shares, BSRO and Purchaser anticipate to effect the Merger without prior notice to, or any action by, any other shareholder of Pep Boys as permitted to do so under the PBCL. Even if BSRO and Purchaser do not own at least one Share more than 80% of the outstanding Shares following consummation of the Offer and the Top-Up Option, BSRO and Purchaser could seek to purchase additional Shares in the open market, from Pep Boys or otherwise in order to reach the one Share more than 80% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer. See Section 15—"Certain Legal Matters; Regulatory Approvals."

No dissenters' rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders may be entitled to dissenters' rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Pennsylvania law and (a) as a result of the Offer, Purchaser effects a short-form merger or (b) prior to the Merger, the Shares are no longer listed on the NYSE or another securities exchange and the Shares are held beneficially and of record by 2,000 persons or less. A dissenting shareholder will not be entitled to receive the Offer Price, but instead will be entitled to receive either the amount that the surviving corporation determines to be the fair value of the Shares or, if the dissenting shareholder disagrees with that valuation, whatever consideration may be determined to be due to the dissenting shareholder by a court pursuant to the applicable provisions of the PBCL. Shareholders must properly perfect their right to seek appraisal under the PBCL in connection with the Merger in order to exercise dissenters' rights. See Section 15—"Certain Legal Matters; Regulatory Approvals" and Section 16—"Dissenters' Rights."

Purchaser has engaged J.P. Morgan Securities LLC to act as dealer manager for the Offer (the "Dealer Manager"), and D.F. King & Co., Inc. to act as information agent for the Offer (the "Information Agent"). BSRO or Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser's expense. Shareholders may also contact the Dealer Manager or brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. The Dealer Manager may be contacted at its address and telephone number set forth on the back cover of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The tender offer

1.     Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—"Withdrawal Rights." The term "Expiration Time" means 5:00 pm, New York City time, on Monday, January 4, 2016, unless Purchaser, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term "Expiration Time" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—the Merger Agreement—Termination."

Purchaser expressly reserves the right (but is not obligated), in whole or in part, to waive any Offer Condition (as defined below) (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Pep Boys, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) add to the conditions set forth on Exhibit A to the Merger Agreement (and described below in Section 13—"Conditions of the Offer") (together with the Minimum Condition, the "Offer Conditions") or modify or change any Offer Condition in a manner adverse to any shareholders of Pep Boys, (e) except as otherwise provided in the Merger Agreement, extend or otherwise change the Expiration Time or (f) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any shareholders of Pep Boys.

Purchaser reserves the right under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension (the length of any such extension to be determined by Purchaser (or BSRO on its behalf) in its sole discretion) if at any then-scheduled Expiration Time any of the Offer Conditions have not been satisfied (and, to the extent permitted, shall not have been waived by BSRO or Purchaser).

Upon the terms and conditions of the Merger Agreement, Purchaser is required to extend the Offer on one or more occasions:

•
at the request of Pep Boys, for periods determined by Purchaser (or BSRO on its behalf) in its sole discretion of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the Offer Conditions are not satisfied or, to the extent permitted, waived; or

•
if required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or the NYSE, applicable to the Offer.

Purchaser is not, however, required to extend the Offer or the Expiration Time beyond the Termination Date. The Termination Date is February 26, 2016 unless all the Offer Conditions have been satisfied or waived except for those related to obtaining antitrust approval, in which case under certain circumstances, the Termination Date will be extended to July 26, 2016. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Termination."

There can be no assurance that Purchaser will exercise its right to extend the Offer or that Purchaser will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time Purchaser decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of that 10th business day.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Termination." Under certain circumstances, BSRO and Purchaser may terminate the Merger Agreement and the Offer, but Purchaser is prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of the Company unless the Merger Agreement has been terminated in accordance with its terms.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—"Certain Legal Matters; Regulatory Approvals." See Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals." The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of Purchaser under those rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to a national news service and making any appropriate filing with the SEC.

Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may provide a subsequent offering period or one or more extensions thereof if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not validly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected as a short-form merger under the PBCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. A subsequent offering period, if one is provided, would be an additional period of time of not less than three business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer at the Expiration Time, during which Pep Boys' shareholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering shareholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

Pep Boys has agreed to provide Purchaser with its list of shareholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pep Boys' shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for payment and payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser has agreed in the Merger Agreement to accept for payment promptly after the Expiration Time, and to cause the Depositary and Paying Agent to pay for as promptly as practicable after the Expiration Time, all Shares validly tendered and not validly withdrawn at the Expiration Time if the conditions to the Offer set forth in Section 13—"Conditions of the Offer" are satisfied or, to the extent permitted, waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, Purchaser reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—"Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters; Regulatory Approvals."

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion

Program (each, an "Eligible Institution"), a manually executed facsimile thereof or an Agent's Message (as defined in Section 3 below)), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares." Accordingly, tendering shareholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering shareholders for purposes of receiving payments from Purchaser and transmitting those payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

Purchaser reserves the right, under and subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to any direct or indirect wholly owned subsidiary of BSRO, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for tendering Shares

Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, in the case of physical certificates, and the Letter of Transmittal (or an Agent's Message) in the case of a book-entry transfer, and other documents must be received before the expiration of the subsequent filing), or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that Purchaser may enforce that agreement against the participant.

Book-Entry Transfer.    The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent's account in accordance with DTC's procedures for that transfer using DTC's ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery.    A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

•
the tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.    Notwithstanding any provision of this Offer to Purchase, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of Purchaser as that shareholder's proxies, each with full power of substitution, to the full extent of that shareholder's rights with respect to the Shares tendered by that shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by the shareholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Pep Boys' shareholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for those Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of shareholders or executing a written consent concerning any matter.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of BSRO, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4.    Withdrawal rights

A shareholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a shareholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the shareholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in this Section 4 before the Expiration Time.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Time.

In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of BSRO, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.     Certain United States federal income tax consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as

amended (the "Code"). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting shareholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated under the Code ("Treasury Regulations"), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is (a) a citizen or individual resident of the United States; (b) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (2) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the

Merger. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss, and capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to U.S. federal income tax rates applicable to long-term capital gain (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

•
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer or Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder's net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information reporting and backup withholding tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder's U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.     Price range of Shares; dividends

The Shares are listed on the NYSE under the symbol "PBY." The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years 2013, 2014 and 2015:

Fiscal year	High	Low

2013:
First Quarter	$12.14	$10.21
Second Quarter	$12.70	$10.94
Third Quarter	$13.19	$10.94
Fourth Quarter	$13.66	$11.27
2014:
First Quarter	$13.68	$10.01
Second Quarter	$11.62	$9.72
Third Quarter	$11.66	$8.36
Fourth Quarter	$10.16	$8.41
2015:
First Quarter	$10.15	$8.00
Second Quarter	$12.62	$9.02
Third Quarter	$15.04	$10.18
Fourth Quarter (through November 13, 2015)	$15.05	$14.87

On October 23, 2015, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NYSE was $12.15 per Share. On May 19, 2015, the last full trading day before market speculation of a potential transaction, the reported closing sales price per Share on the NYSE was $9.25 per Share. On November 13, 2015, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $14.95 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

Pep Boys has not declared or paid cash dividends on its common stock since January 29, 2012.

Under the terms of the Merger Agreement, Pep Boys is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of BSRO. See Section 14—"Dividends and Distributions."

7.     Certain effects of the Offer

If, as a result of the Offer, the exercise of the Top-Up Option, if any, or otherwise, Purchaser directly or indirectly owns one Share more than 80% of the outstanding Shares, each of BSRO, Purchaser and Pep Boys will consummate the Merger under the short-form merger provisions of the PBCL without prior notice to, or any action by, any other shareholder of Pep Boys as soon as practicable subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NYSE Listing.    The Shares are currently listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Expiration Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the only shareholder will be Purchaser. The NYSE requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend and will cause Pep Boys to delist the Shares from the NYSE.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Pep Boys upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Pep Boys to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Pep Boys to its shareholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Pep Boys. Furthermore, the ability of "affiliates" of Pep Boys and persons holding "restricted securities" of Pep Boys to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain information concerning Pep Boys

Pep Boys is a Pennsylvania corporation incorporated in Pennsylvania in 1925, with its principal executive offices located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132. Pep Boys' telephone number at its principal executive offices is (215) 430-9000.

Pep Boys is a customer service company in the automotive aftermarket industry with over 800 locations throughout the United States and Puerto Rico and online at pepboys.com. Its stores are organized into a hub and spoke network consisting of supercenters and service and tire centers. Supercenters combine do-it-for-me service labor, installed merchandise and tire offerings with do-it-yourself parts and accessories. Most of its supercenters also have a commercial sales program that delivers parts, tires and equipment to automotive repair shops and dealers. Service and tire centers provide do-it-for-me services in neighborhood locations. Service and tire centers are designed to capture market share and leverage Pep Boys' existing supercenters and support infrastructure. It also operates a handful of legacy do-it-yourself only Pep Express stores. In the first half of fiscal 2015, Pep Boys opened one Supercenter and closed three Service & Tire Centers, two Supercenters and one Pep Express store. As of August 1, 2015, it operated 562 Supercenters, 234 Service & Tire Centers and five Pep Express stores located in 35 states and Puerto Rico.

Available Information.    Pep Boys is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Pep Boys' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Pep Boys' securities, any material interests of those persons in transactions with Pep Boys, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Pep Boys' shareholders and filed with the SEC. Those reports, proxy statements and other information are available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Pep Boys, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sources of Information.    Except as otherwise set forth herein, the information concerning Pep Boys and its business has been taken from Pep Boys' Annual Report on Form 10-K for its fiscal year ended January 31, 2015, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of BSRO, Purchaser, the Information Agent, the Dealer Manager or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Pep Boys contained in those documents and records or for any failure by Pep Boys to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain information concerning Purchaser and BSRO

Purchaser.    Purchaser is a Pennsylvania corporation incorporated on October 22, 2015, and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly owned subsidiary of BSRO. The principal executive offices of Purchaser are located at 333 East Lake Street, Bloomingdale, Illinois 60108, and Purchaser's telephone number at its principal executive offices is (630) 259-9000.

BSRO.    Bridgestone Retail Operations, LLC is a Delaware limited liability company. The principal executive offices of BSRO are located at 333 East Lake Street, Bloomingdale, Illinois 60108, and BSRO's telephone number at its principal executive offices is (630) 259-9000. BSRO owns and operates the world's largest chain of company-owned auto care and tire stores, with four retail brands and more than 2,200 tire and automotive service centers across the United States. BSRO is a member of the Bridgestone Americas family of companies. Bridgestone Americas, Inc. is the U.S. subsidiary of Bridgestone Corporation, the world's largest tire and rubber company. Bridgestone Americas, Inc. and its subsidiaries, including BSRO, develop, manufacture and market a wide range of Bridgestone, Firestone and associate brand tires to address the needs of a broad range of customers, including consumers, automotive and commercial vehicle original equipment manufacturers, and those in the agricultural, forestry and mining industries. The companies are also engaged in retreading operations throughout the Western Hemisphere and produce air springs, roofing materials, and industrial fibers and textiles.

Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Purchaser, BSRO, and each of Bridgestone Americas, Inc. and Bridgestone Corporation, which are the controlling entities of BSRO, are set forth in Schedule A to this Offer to Purchase.

None of BSRO, Purchaser or, to the knowledge of BSRO or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A to this Offer to Purchase: (a) none of BSRO, Purchaser or, to the knowledge of BSRO or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of BSRO, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Pep Boys; (b) none of BSRO, Purchaser or, to the knowledge of BSRO or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Pep Boys during the past 60 days; (c) none of BSRO, Purchaser, their subsidiaries or, to the knowledge of BSRO or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Pep Boys (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of BSRO, Purchaser, their subsidiaries or, to the knowledge of BSRO or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Pep Boys or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of BSRO, Purchaser, their subsidiaries or, to the knowledge of BSRO or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Pep Boys or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Pep Boys' securities, an election of Pep Boys' directors or a sale or other transfer of a material amount of assets of Pep Boys.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Purchaser, through BSRO, will have sufficient funds available to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

10.   Background of the Offer; contacts with Pep Boys

As part of the continuous evaluation of its businesses and plans, Bridgestone Corporation ("Bridgestone Corporation"), along with its U.S. subsidiaries, Bridgestone Americas, Inc. ("Bridgestone Americas") and BSRO, regularly considers a variety of strategic options and transactions. For purposes of this background, unless context requires otherwise, we refer to Bridgestone Americas and BSRO collectively as "Bridgestone."

Bridgestone has reviewed Pep Boys as an acquisition target over the past several years. Under former BSRO President Mr. Larry McGee, management considered a potential transaction with Pep Boys internally in early 2013, but ultimately decided not to pursue an acquisition. Mr. Stuart Crum was appointed President of BSRO in July 2013, and reviewed the possibility once again that year. Again, however, Bridgestone determined not to pursue the acquisition.

In 2014, Bridgestone management conducted another analysis of the potential opportunity to acquire Pep Boys and this time decided move forward. However, Bridgestone was interested in conducting an initial test run of Pep Boys' business model by acquiring a select few locations from Pep Boys and partnering with a major auto parts retailer to operate the retail segment in each of the locations. Bridgestone then initiated discussions with a few major retail partners about purchasing five to ten locations from Pep Boys.

On February 6, 2015, a representative of Bridgestone contacted a representative of Pep Boys to formally express interest in purchasing a few locations to conduct the test run. Bridgestone indicated that the stores that it was interested in acquiring were in various markets, including El Paso, Minneapolis and Oklahoma City. Between February and May 2015, Bridgestone and Pep Boys engaged in discussions regarding Bridgestone's proposal, but the parties did not discuss any material terms of such a transaction and discussions regarding such a transaction did not progress beyond the preliminary stage.

On May 19, 2015 after the close of trading on the NYSE, The Wall Street Journal reported that a number of parties were interested in potentially acquiring Pep Boys.

In June 2015, Pep Boys announced the appointment of a new Chief Executive Officer, Mr. Scott P. Sider, and that Pep Boys would be conducting a review of its strategic alternatives.

After becoming aware of the developments at Pep Boys, the management of Bridgestone decided to continue to explore a potential transaction with Pep Boys and engaged J.P. Morgan Securities LLC ("J.P. Morgan") to provide financial advice regarding their approach and preliminary valuation.

On July 10, 2015, representatives of Bridgestone placed a telephone call to a representative of Pep Boys to formally discuss the process of a potential transaction with Pep Boys.

On July 13, 2015, a representative of J.P. Morgan contacted a representative of Rothschild Inc. ("Rothschild"), Pep Boys' financial advisor, to discuss Bridgestone's interest in Pep Boys. Rothschild informed J.P. Morgan that it had been engaged to assist the Pep Boys Board in exploring possible strategic alternatives, and that if Bridgestone had an interest in pursuing a transaction with Pep Boys, Bridgestone should submit to Pep Boys a written, non-binding indication of interest setting forth the terms on which it would be interested in pursuing such a transaction. No formal process letter was provided at this time.

In late July, Bridgestone Americas and BSRO management began working closely together in evaluating this potential acquisition.

On July 22, 2015, Bridgestone submitted to Pep Boys a preliminary, non-binding letter of interest that set forth Bridgestone's interest in exploring an acquisition of 100% of the outstanding stock of Pep Boys at a per Share price of $12.00 to $15.00 in cash. The proposed purchase price reflected a premium of approximately 30% to 62% over the May 19th closing price of Pep Boys' Shares on the NYSE (the last closing price before rumors of a potential acquisition of Pep Boys were reported by the media).

On July 24, 2015, a representative of J.P. Morgan received a telephone call from representatives of Rothschild to discuss Bridgestone's preliminary, non-binding offer in which Rothschild urged J.P. Morgan to encourage Bridgestone to increase its offer and narrow the range of its proposed purchase prices.

On July 28, 2015, Bridgestone engaged its outside legal counsel, Jones Day, to provide legal advice regarding the potential transaction and begin legal due diligence with respect to Pep Boys.

On July 29, 2015, Bridgestone submitted a revised, non-binding proposal to Pep Boys with a price of $13.00 to $15.00 per Share in cash, which reflected a premium of approximately 41% to 62% over the May 19th closing price of Pep Boys' Shares on the NYSE.

On July 31, 2015, Bridgestone and Pep Boys entered into a confidentiality agreement with respect to a potential transaction, after which Pep Boys provided BSRO and Bridgestone with certain limited, high-level due diligence materials with respect to Pep Boys and its operations.

On August 5, 2015, Rothschild, on behalf of Pep Boys, provided Bridgestone with a process letter requesting that Bridgestone submit a revised non-binding proposal regarding a potential transaction with Pep Boys by September 3, 2015. The letter outlined the requirements for the revised offer and invited Bridgestone to attend a management presentation in Philadelphia with Pep Boys executives.

On August 7, 2015, J.P. Morgan provided Rothschild with the first of several detailed due diligence requests in relation to various matters to be reviewed by Bridgestone and its advisors in connection with their due diligence process. That same day, Bridgestone and its advisors were provided access to a virtual data room hosted by Rothschild and containing various detailed due diligence materials with respect to Pep Boys.

On August 24, 2015, representatives of Bridgestone, as well as representatives of J.P. Morgan and Jones Day, attended a management presentation in Philadelphia with Pep Boys' senior executives and representatives of Rothschild. At the meeting, Pep Boys' senior executives provided an overview of Pep Boys' business and responded to Bridgestone's diligence questions.

On August 31, 2015, Bridgestone Americas senior management presented the proposed Pep Boys transaction at a meeting of the board of directors of Bridgestone Americas. During the presentation, the board and senior management engaged in a thorough discussion about the potential transaction, including management's current financial models, acquisition strategies and alternatives.

On September 3, 2015, Bridgestone submitted to Rothschild a revised non-binding proposal to purchase Pep Boys at a price of $15.00 per Share in cash. The proposal was conditioned upon, among other things, satisfactory completion of customary due diligence, negotiation and execution of a definitive transaction agreement on terms mutually acceptable to both parties and final approval from the boards of directors of each of Bridgestone Corporation and Bridgestone Americas. The proposal was not subject to any financing condition.

On September 9, 2015, representatives of Rothschild telephoned representatives of J.P. Morgan to inform them that, based on the terms of Bridgestone's revised proposal, Bridgestone would, along with a number of additional bidders, be invited to participate in the next round of the process.

On September 15, 2015, Pep Boys provided Bridgestone and its advisors, including Jones Day, with additional due diligence materials in response to Bridgestone's outstanding diligence requests. The additional diligence matters included access to Pep Boys' internal real property management database.

From September 15, 2015 until the Merger Agreement was executed on October 26, 2015, Bridgestone and its advisors, including Jones Day, continued to conduct diligence on Pep Boys and engaged in various discussions with Pep Boys and its advisors, including Morgan Lewis & Bockius, LLP ("Morgan Lewis"), Pep Boys' legal advisor, with respect to various diligence matters.

On September 17, 2015, Bridgestone was provided with a "Final Offer Process Letter" outlining what was expected to be the final stage of the Pep Boys auction process, requiring submission of a final offer and proposed revisions to the draft merger agreement to be provided to participate in the auction process.

On September 21, 2015, Bridgestone was provided with an initial draft merger agreement and disclosure letter. Among other things, the initial merger agreement (a) contemplated a one-step transaction structure, (b) included a requirement that the acquiror use its "best efforts" to obtain any required regulatory approvals, (c) provided that the Pep Boys Board could change its recommendation in support of the transaction in connection with a competing proposal for a majority of Pep Boys that the Pep Boys Board determined was superior, (d) did not provide the acquiror with any right to negotiate to amend its proposal to the extent necessary to prevent any competing proposal from being considered a superior proposal, (e) provided for a "termination date" after a to-be-agreed amount of time after signing, after which date either party could terminate the merger agreement and (f) provided for a to-be-agreed "termination fee" payable by Pep Boys if (1) Pep Boys were to terminate the merger agreement in response to a superior proposal or (2) the merger agreement were terminated under certain circumstances and prior to such termination, a competing proposal were publicly proposed and such proposal was consummated within nine months following termination of the merger agreement.

On September 30, 2015, representatives of Rothschild and J.P. Morgan discussed the terms and conditions of Bridgestone's non-binding indication of interest and related timing considerations in pursuing a transaction. Later that day, Jones Day provided Morgan Lewis with a revised draft of the merger agreement. Among other changes from the initial draft, the revised draft merger agreement (a) reflected Bridgestone's expectation that Bridgestone would seek to effect the acquisition of Pep Boys pursuant to a two-step tender offer, rather than by a one-step merger, as contemplated in the initial draft, (b) provided that in no event would Bridgestone be required to agree to any divestiture or other remedy to secure any required regulatory approvals, (c) provided the Pep Boys Board could change its recommendation in support of the transaction with Bridgestone in connection with a competing proposal for the acquisition of all of Pep Boys if the Pep Boys Board determined (1) the competing proposal was superior, from a financial point view, to the Bridgestone proposal and (2) that a failure to make such change of recommendation would be a violation of the Pep Boys Board's fiduciary duties, (d) provided a "termination date" of four months from signing, after which date either party could terminate the merger agreement and (e) provided for a to-be-agreed "termination fee" payable by Pep Boys if (1) Pep Boys were to terminate the merger agreement in response to a superior proposal, (2) Bridgestone were to terminate the merger agreement due to the Pep Boys Board breaching its non-solicitation obligations or changing its recommendation or (3) the merger agreement were terminated under certain circumstances and following such termination Pep

Boys entered into an alternative transaction within 12 months following termination of the merger agreement.

On October 1, 2015, Pep Boys and Bridgestone further discussed Bridgestone's bid and related timing considerations.

On October 2, 2015, Morgan Lewis provided Jones Day with a summary issues list relating to certain of Pep Boys' concerns regarding the revised draft merger agreement. Included among those concerns were terms and provisions relating to antitrust/regulatory matters, limitations on consideration of alternative proposals and restrictions on the Pep Boys Board's ability to change its recommendation, the "termination date," and the mechanics with respect to when a termination fee would be payable in the event of termination of the merger agreement.

On October 8, 2015, Morgan Lewis circulated a revised draft of the merger agreement to Jones Day. The draft was consistent with the issues list previously provided by Morgan Lewis. Among other things, the revised draft (a) included a requirement that the acquiror use its "best efforts" to obtain any required regulatory approvals, (b) provided that the Pep Boys Board could change its recommendation in support of the transaction in connection with a competing proposal for a majority of Pep Boys that the Pep Boys Board determined was superior and (c) provided that the termination date would be 12 months following the date of signing. The revised draft reflected Pep Boys' acceptance of the terms relating to a two-step transaction.

On October 9, 2015, representatives of Bridgestone and Jones Day had a telephone call with representatives of Morgan Lewis to discuss the revised draft of the merger agreement provided by Morgan Lewis.

On October 10, 2015, Jones Day provided Morgan Lewis with a revised draft of the merger agreement. Among other things, the revised draft (a) provided that Bridgestone be required to agree to any divestiture or other remedy to secure any required regulatory approvals so long as such divestiture would not result in a "substantial detriment" on Bridgestone or Pep Boys and their respective subsidiaries or on the benefits Bridgestone expected to obtain as a result of the transaction, (b) provided the Pep Boys Board could change its recommendation in support of the transaction with Bridgestone in connection with a competing proposal for all of Pep Boys if the Pep Boys Board determined (1) the competing proposal was superior, from a financial point view, to the Bridgestone proposal and (2) that a failure to make such change of recommendation would violate the Pep Boys Board's fiduciary duties, (c) provided a termination date of four months from signing, after which date either party could terminate the merger agreement and (d) proposed that the termination fee payable by Pep Boys to Bridgestone under certain circumstances, including a termination of the merger agreement in order to enter into a superior proposal by a third party, would be $35 million.

On October 12, 2015, J.P. Morgan submitted Bridgestone's final bid letter to Rothschild. Among other things, the bid letter reaffirmed Bridgestone's proposed consideration of $15.00 per Share in cash, to be fully funded by BSRO's available cash or advances to BSRO by Bridgestone Americas.

On October 14, 2015, senior management of Bridgestone Americas and Bridgestone Corporation provided an informational presentation on the proposed Pep Boys transaction at a meeting of the board of directors of Bridgestone Corporation, which was followed by a thorough discussion about the transaction and the expected plan to obtain final approval from the boards of directors of Bridgestone Corporation and Bridgestone Americas and enter into a binding agreement.

Also on October 14, 2015, Rothschild placed a telephone call to J.P. Morgan to discuss Bridgestone's progress in finalizing the outstanding terms of its offer. Rothschild urged J.P. Morgan to encourage Bridgestone to increase its offer above $15.00 per Share in cash, increase the certainty of its offer with respect to certain provisions of the merger agreement and finalize its offer as soon as possible.

On October 16, 2015, Morgan Lewis provided Jones Day with a revised draft of the merger agreement and an updated draft of Pep Boys' disclosure letter. The revised draft of the merger agreement (a) included a requirement that Bridgestone use its reasonable best efforts to overcome any regulatory objections, including, if necessary, to divest assets that would result in a one-year loss of net sales revenue of up to a to-be-agreed amount, (b) provided that the Pep Boys Board could change its recommendation in support of the transaction in connection with a competing proposal for a majority of Pep Boys that the Pep Boys Board determined was superior (provided that not to do so would be inconsistent with the Pep Boys Board's fiduciary duties) and (c) provided for a reverse termination fee that would be payable by Bridgestone to Pep Boys in the event of termination of the merger agreement due to a failure to obtain necessary regulatory approvals. The draft also reflected that Pep Boys had yet to agree to the termination date or the size of the termination fee.

On October 17, 2015, representatives of Jones Day and Morgan Lewis had a telephone call to discuss Morgan Lewis' revised draft of the merger agreement. Among other things, representatives of Jones Day expressed Bridgestone's objection to the proposed reverse termination fee. Representatives of Jones Day and Morgan Lewis also discussed the provisions in the merger agreement relating to the efforts to be undertaken with respect to obtaining all required regulatory approvals. The representatives of Jones Day informed the representatives of Morgan Lewis that Bridgestone would be willing to consider an appropriate monetary threshold as proposed in Pep Boys' last draft. The representatives of Jones Day and Morgan Lewis also discussed the non-solicitation provisions in the merger agreement.

On October 19, 2015, Jones Day provided Morgan Lewis with a revised draft of the merger agreement. Among other changes, the revised draft (a) provided that Bridgestone would be required to agree to any divestiture or other remedy to secure any required regulatory approvals so long as such divestiture would not result in a loss of net sales revenue of the combined parties in excess of $50 million, (b) provided the Pep Boys Board could change its recommendation in connection with a competing proposal for all of Pep Boys if the Pep Boys Board determined (1) the competing proposal was superior, from a financial point view, to the Bridgestone proposal and (2) that a failure to make such change of recommendation would violate the Pep Boys Board's fiduciary duties, (c) provided a termination date of four months from signing, after which date either party could terminate the merger agreement, (d) eliminated the concept of a reverse termination fee that would be payable by Bridgestone to Pep Boys in the absence of regulatory approval for the transaction and (e) proposed that the termination fee payable by Pep Boys to Bridgestone under certain circumstances would be $35 million. The draft reflected Bridgestone's acceptance of Pep Boys' proposal that the Pep Boys Board could change its recommendation in favor of a transaction with Bridgestone if not to do so would be inconsistent with its fiduciary duties.

On October 21, 2015, Rothschild contacted J.P. Morgan to communicate that best and final bids would be due no later than October 23, 2015. Later that day, representatives of Bridgestone, Pep Boys, Jones Day and Morgan Lewis participated in a telephone call to negotiate further the terms of the merger agreement.

Also, on October 21, 2015, the board of directors of Bridgestone Americas and the board of managers of BSRO reviewed the terms of and, subject to approval of the same by the board of directors of Bridgestone Corporation, approved the draft merger agreement and the transactions contemplated thereby.

On October 23, 2015, a representative of Bridgestone provided Pep Boys with a draft of the merger agreement that Bridgestone was prepared to execute and, in connection with the draft, reaffirmed Bridgestone's non-binding offer of $15.00 per Share in cash. The revised draft merger agreement provided that (a) Bridgestone would be required to agree to any divestiture or other remedy to secure any required regulatory approvals so long as such divestiture would not result in a loss of net sales revenue of the combined parties in excess of $75 million and (b) the termination date under the agreement would be four months following the execution date of the agreement, subject to a three-month extension in the event that, after the initial four months, the only conditions to the closing that remained unsatisfied were those relating to regulatory approvals.

On October 24, 2015, representatives of Rothschild telephoned representatives of J.P. Morgan to discuss the draft merger agreement. The Rothschild representatives informed the J.P. Morgan representatives that the Pep Boys Board had just concluded a meeting at which the various proposals were reviewed and that the Pep Boys Board raised three issues with respect to Bridgestone's proposal and the draft merger agreement—Pep Boys requested that Bridgestone (a) increase its offer price and (b) revise the draft merger agreement to provide that (1) the revenue threshold beyond which Bridgestone would not be required to divest assets in order to obtain antitrust approval only apply to revenue relating to the services business, rather than all types of revenue, and (2) the termination date under the merger agreement be automatically extended by five months rather than three months if, at the initial termination date, the conditions relating to antitrust approvals were the only conditions that remained unsatisfied at such time.

Following that communication, representatives of Bridgestone, J.P. Morgan and Jones Day participated in a telephone call to discuss the requests communicated by Rothschild. After a lengthy discussion, Bridgestone determined that, while it would not increase its offer price, Bridgestone was willing to accommodate the other two requests.

Shortly after the discussion, Jones Day received a revised draft of the merger agreement from Morgan Lewis, which included the proposed changes to the terms that had already been communicated by Rothschild.

Later that evening, a representative of Bridgestone telephoned a representative of Pep Boys and representatives of J.P. Morgan telephoned representatives of Rothschild, in each case to relay Bridgestone's determination. In addition, shortly thereafter, Jones Day provided a revised draft of the merger agreement to Morgan Lewis that confirmed Bridgestone's agreement to the requested changes to the merger agreement, other than the increase in the offer price.

In the morning on October 25, 2015, a representative of Pep Boys contacted a representative of Bridgestone and indicated that, based on the status of the bidding at that time, Bridgestone was likely to be selected as the winner of Pep Boys' auction process. Pep Boys requested to be notified promptly if Bridgestone Corporation's board of directors approved the transactions at its meeting later that day so that the Pep Boys Board would have the benefit of that information for its meeting that evening.

Throughout October 25, 2015, Morgan Lewis and Jones Day finalized the Merger Agreement and other documents related to the Merger Agreement.

In the evening on October 25, 2015 (the morning of October 26, 2015, Tokyo, Japan time), the board of directors of Bridgestone Corporation reviewed the terms of and approved the Merger Agreement and the Transactions.

Later in the evening on October 25, 2015, Bridgestone was informed that the Pep Boys Board unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that the shareholders of Pep Boys accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that the shareholders of Pep Boys adopt the Merger Agreement.

BSRO, Purchaser and Pep Boys executed the Merger Agreement early in the morning of October 26, 2015. Pep Boys and Bridgestone Americas issued a joint press release announcing the transaction before the opening of trading on the NYSE on October 26, 2015 and after the close of the Tokyo Stock Exchange on October 26, 2015.

On November 13, 2015, the parties filed a premerger notification and report form with the FTC and the DOJ.

Also, on November 16, 2015, Purchaser commenced the Offer.

11.   Purpose of the Offer and Plans for Pep Boys; transaction documents

Purpose of the Offer and Plans for Pep Boys.    The purpose of the Offer and the Merger is for BSRO, through Purchaser, to acquire control of, and the entire equity interest in, Pep Boys. Pursuant to the Merger, BSRO will acquire all of the Shares of Pep Boys not purchased pursuant to the Offer, the exercise of the Top-Up Option (as defined below), if any, or otherwise. Pep Boys' shareholders who sell their Shares in the Offer will cease to have any equity interest in Pep Boys or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in Pep Boys. On the other hand, after selling their Shares in the Offer or the subsequent Merger, Pep Boys' shareholders will not bear the risk of any decrease in the value of Pep Boys.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer, BSRO has agreed to acquire the remaining Shares pursuant to the Merger. We may also acquire Shares pursuant to the Top-Up Option.

BSRO is conducting a detailed review of Pep Boys and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. BSRO will continue to evaluate the business and operations of Pep Boys during the pendency of the Offer and, after the consummation of the Offer and the Merger, will make those changes it deems desirable in light of the circumstances then existing. Thereafter, BSRO intends to conduct a comprehensive review of Pep Boys' business, assets, operations, capitalization and management with a view to optimizing development of Pep Boys' potential in conjunction with BSRO's existing businesses. Without limiting the generality of the foregoing, in connection with BSRO's plan to acquire all of Pep Boys' outstanding equity interests pursuant to the Offer and the Merger, BSRO intends to make changes to Pep Boys' charter, bylaws and board of directors. Possible changes also include changes to Pep Boys' management or a divestiture of assets.

The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Pep Boys—Available Information."

The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Time. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer would expire on the later of January 4, 2016 and the date that is 20 business days following the commencement of the Offer.

Purchaser expressly reserves the right (but is not obligated), in whole or in part, to waive any Offer Condition (as defined below) (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Pep Boys, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) add to the conditions set forth on Exhibit A to the Merger Agreement (and described below in Section 13—"Conditions of the Offer") (together with the Minimum Condition, the "Offer Conditions") or modify or change any Offer Condition in a manner adverse to any shareholders of Pep Boys, (e) except as otherwise provided in the Merger Agreement, extend or otherwise change the Expiration Time or (f) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any shareholders of Pep Boys.

Purchaser reserves the right (but is not obligated) under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension (the length of any such extension to be determined by Purchaser (or BSRO on its behalf) in its sole discretion) if at any then-scheduled Expiration Time any of the Offer Conditions have not been satisfied (and, to the extent permitted, shall not have been waived by BSRO or Purchaser).

Upon the terms and conditions of the Merger Agreement, Purchaser is required to extend the Offer on one or more occasions:

•
at the request of Pep Boys, for periods determined by Purchaser (or BSRO on its behalf) in its sole discretion of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the Offer Conditions are not satisfied or, to the extent permitted, waived; or

•
if required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or the NYSE, applicable to the Offer.

Purchaser is not, however, required to extend the Offer or the Expiration Time beyond the Termination Date. The Termination Date depends on the reason for the extension of the Offer. The Termination Date is February 26, 2016 unless all the Offer Conditions have been satisfied or waived except for those related to obtaining antitrust approval, in which case, under certain circumstances, the Termination Date will be extended to July 26, 2016.

Upon the terms and subject to the conditions of the Offer, Purchaser will be required, as promptly as practicable following the Expiration Time, to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer and will be required, as promptly as practicable, to accept and pay for any Shares validly tendered in a subsequent offering period. Purchaser may, in its sole discretion, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act if there shall not have been validly tendered and not withdrawn that number of Shares necessary to effect a short-form merger of Pep Boys. Subject to its obligations under the Merger

Agreement to extend the Offer, under the Merger Agreement, Purchaser will not be required to accept for payment or pay for any tendered Shares in the event that certain Offer Conditions have not been (or will not be capable of being) satisfied.

Subsequent Offering Period.    The Merger Agreement provides that following expiration of the Offer, Purchaser (or BSRO on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not validly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected without a meeting of Pep Boys' shareholders in accordance with Section 321(d)(1)(ii) of the PBCL. Accordingly, the Merger Agreement provides that Purchaser may commence a Subsequent Offering Period if BSRO and Purchaser do not, directly or indirectly, own at least one Share more than 80% of the outstanding Shares (which is the amount of Shares necessary to effect a short-form merger under the PBCL) upon completion of the Offer and the exercise, if any, of the Top-Up Option.

Recommendation.    Pursuant to the Merger Agreement, Pep Boys has represented that the Pep Boys Board has unanimously, by resolutions duly adopted at a meeting of the directors of Pep Boys duly called and held and not subsequently rescinded or modified in any way, (a) determined that the Offer, the Merger and the other Transactions are fair and in the best interests of Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that the shareholders of Pep Boys accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement (such recommendations, collectively, the "Company Recommendation").

Directors.    The Merger Agreement provides that after the acceptance for payment of Shares pursuant to the Offer (such acceptance for payment of Shares following the satisfaction of the Offer Conditions as of the Expiration Time, the "Offer Closing"), and from time to time thereafter up to the Effective Time, BSRO will be entitled to designate the number of directors, rounded up to the next whole number, to the Pep Boys Board that is in the same proportion as the percentage of Shares then owned by BSRO and Purchaser (after giving effect to the Shares purchased pursuant to the Offer), to the total number of Shares then outstanding, multiplied by the number of directors on the Pep Boys Board (giving effect to any increase in the number of directors pursuant to the terms of the Merger Agreement). Pep Boys is required under the Merger Agreement to cause the individuals designated by BSRO to be elected or appointed to the Pep Boys Board, including either by increasing the size of the Pep Boys Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by BSRO to be elected or appointed to the Pep Boys Board, and to take all action necessary to cause the individuals so designated by BSRO to constitute substantially the same percentage (rounding up where appropriate) as is on the Pep Boys Board and on each committee of the Pep Boys Board.

Top-Up Option.    Pep Boys has granted to Purchaser an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of newly issued Shares equal to the lowest number of Shares that, when added to the number of Shares owned by BSRO and its subsidiaries immediately prior to the exercise of the Top-Up Option, will constitute one Share more than 80% of the Fully Diluted Shares; provided, that the Top-Up Option is not exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Pep Boys' then authorized and unissued Shares and Shares held in the treasury. Purchaser may exercise the Top-Up Option at any time after all of the Offer Conditions have been satisfied or waived and Purchaser has accepted for payment all Shares validly tendered in the Offer and not validly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Pennsylvania's "short form" merger statute.

The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pep Boys, and Pep Boys will continue as the surviving corporation. Pep Boys has agreed in the Merger Agreement that if shareholder approval for the Merger is required, Pep Boys will hold a special meeting of its shareholders as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the special meeting of the Pep Boys' shareholders is cleared by the SEC. BSRO and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by BSRO or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, the exercise of the Top-Up Option, if any, or otherwise, BSRO and its subsidiaries hold at least one Share more than 80% of the Fully Diluted Shares, each of BSRO, Purchaser and Pep Boys will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable, subject to the satisfaction or waiver of the remaining conditions under the Merger Agreement.

Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, the articles of incorporation of Pep Boys will be amended and restated in their entirety to the form of the articles of incorporation of Purchaser immediately prior to the Effective Time (except that the name of the surviving corporation will be "The Pep Boys, Inc."), and, as so amended, will be the articles of incorporation of the surviving corporation. From and after the Effective Time, the bylaws of Purchaser will be the bylaws of the surviving corporation (except that the bylaws will be amended to reflect that the name of the surviving corporation is "The Pep Boys, Inc."). The Merger Agreement further provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

Conversion of Shares.    The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Pep Boys or any of its subsidiaries, or held by shareholders who properly demand and perfect dissenters' rights under the PBCL) will be automatically canceled and converted into the right to receive the Merger Consideration (which is an amount in cash equal to the Offer Price) payable to that holder upon surrender of the certificate formerly representing those Shares, without interest, and subject to any required withholding taxes. The Merger Agreement also provides that at the Effective Time, each Share owned by BSRO, Purchaser or any direct or indirect subsidiary of Pep Boys will be canceled, and no payment will be made with respect to those Shares. In addition, the Merger Agreement provides that at the Effective Time, each share of Purchaser's common stock at the Effective Time will, by virtue of the Merger and without any action on the part of BSRO, Purchaser, Pep Boys or the holder of those shares, be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

Equity Awards Under Company 2014 Incentive Plan and Company ESPP.    The Merger Agreement provides that each outstanding option under the Company 2014 Incentive Plan, whether or not exercisable or vested, will become fully vested and exercisable at the Effective Time. If the exercise price of any option is equal to or greater than the Merger Consideration, that option will be canceled as of the Effective Time without any consideration being payable in respect of that option, and have no further force and effect. If the exercise price of any option is less than the Merger Consideration, that option will be canceled in exchange for the right to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the excess of the Merger Consideration over the exercise price per Share payable under that option multiplied by (b) the number of Shares subject to that option, less any applicable tax withholding.

The Merger Agreement provides that as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) will vest (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

The Merger Agreement also provides that as of the Effective Time, each Company Performance Stock Unit (as defined in the Merger Agreement) will vest as if the applicable performance goals had been achieved at the target level of performance at the end of the applicable performance period (to the extent not vested) and will be canceled and converted into the right of the holder to receive, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount in cash equal to the product of (a) the Merger Consideration and (b) the number of vested units covered by such Company Performance Stock Unit that have not been settled or paid immediately prior to the Effective Time, less any applicable tax withholding.

With respect to the Company ESPP, Pep Boys will suspend the Company ESPP so that no further offering periods will commence after the date of the Merger Agreement. With respect to the offering period in effect on the date of the Merger Agreement, each outstanding purchase right under the Company ESPP will be exercised in accordance with the terms of the Company ESPP on December 31, 2015 (provided that if the Effective Time occurs prior to December 31, 2015, then the purchase right for such offering period will be exercised immediately prior to the Effective Time). At the Effective Time, all Shares held in the Company ESPP brokerage account, as well as Shares purchased under the last offering period of the Company ESPP, will, as of the Effective Time, be canceled and converted into the right of the holder to receive from the surviving corporation, as soon as practicable after the Effective Time and in conjunction with the surviving corporation's regular payroll process, an amount of cash equal to the product of (a) the Merger Consideration and (b) the total number of Shares purchased under the Company ESPP by such participant, less any applicable tax withholding.

The Company 2014 Incentive Plan and the Company ESPP will be terminated as of the Effective Time.

Deferred Compensation Plan.    With respect to notional investments in Shares under the Company Deferred Compensation Plan, the Merger Agreement provides that those notional investments will, as of the Effective Time, be fully vested, and will, as of the Effective Time, be canceled and converted into the right of the holder to have allocated to the holder's account under the Company Deferred Compensation Plan an amount denominated in cash equal to the product of (a) the Merger Consideration and (b) the number of Shares deemed to have been invested under or otherwise referenced by such account immediately prior to the Effective Time, less any applicable tax withholding.

Representations and Warranties.    The Merger Agreement contains representations and warranties made by Pep Boys to BSRO and Purchaser and representations and warranties made by BSRO and Purchaser to Pep Boys. The purpose of this summary of the Merger Agreement is to provide Pep Boys' shareholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Pep Boys, BSRO or Purchaser made in Pep Boys' public reports filed with the

SEC. In particular, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure letter provided by Pep Boys to BSRO and Purchaser in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among Pep Boys, BSRO and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not represent the actual state of facts about Pep Boys, BSRO or Purchaser. Pep Boys' shareholders are not third-party beneficiaries of the Merger Agreement (except that prior to the Effective Time, Pep Boys, on behalf of Pep Boys' shareholders, may pursue damages in the event of BSRO's or Purchaser's intentional breach of the Merger Agreement, and after the Effective Time, the shareholders may enforce the provisions in the Merger Agreement relating to the payment of Merger Consideration) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Pep Boys, BSRO, Purchaser or any of their respective subsidiaries or affiliates.

In the Merger Agreement, Pep Boys has made customary representations and warranties to BSRO and Purchaser with respect to, among other matters, its organization and qualification, organizational documents and subsidiaries, capitalization, authority, conflicts, requested filings and consents, compliance with laws, permits, public filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of certain changes or events (including the absence of a Company Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor matters, intellectual property, tax matters, assets, real property, environmental matters, material contracts, insurance, affiliated transactions, compliance with the Foreign Corrupt Practices Act and similar laws, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the "Offer Documents"), the Schedule 14D-9 and any proxy or information statement to be sent to shareholders in connection with the Merger, the fairness opinion of Pep Boys' financial advisor in connection with the Transactions, Rothschild Inc., brokers' fees, the inapplicability of state takeover laws or restrictive provisions in Pep Boys' governing documents and the Company Recommendation. Each of BSRO and Purchaser has made customary representations and warranties to Pep Boys with respect to, among other matters, organization, authority, conflicts, required filings and consents, litigation, information to be included in the Offer Documents and any proxy or information statement to be sent to shareholders in connection with the Merger, brokers' fees, availability of funds, ownership of Purchaser, non-ownership of any Shares, and required shareholder approvals.

Some of the representations and warranties in the Merger Agreement made by Pep Boys are qualified as to "materiality" or a "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect" means with respect to Pep Boys, any fact, circumstance, event, change, effect, violation or occurrence that (a) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (b) would prevent or materially impede Pep Boys from consummating the Transactions, other than, for purposes of clause (a) only, none of the following, and no effect arising out of or resulting from the following, will be deemed to be a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred: (1) changes in general economic, financial market or geopolitical conditions; (2) general changes or developments in any of the industries in which Pep Boys or its subsidiaries operate; (3) the announcement of the Merger Agreement and the Transactions, including any termination of, reduction in or similar materially negative impact on relationships, contractual or otherwise, with any material customers, suppliers, distributors, partners or employees of Pep Boys and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties, including compliance with the covenants set forth in the Merger Agreement; (4) any actions required under the Merger Agreement to obtain any approval or authorization under the HSR Act for the consummation of the Offer, the Merger or the other Transactions; (5) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof; (6) any outbreak or escalation of hostilities or war or any act of terrorism; or (7) any failure by Pep Boys to meet any published analyst estimates or expectations of Pep Boys' revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Pep Boys to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect); provided further that with respect to clauses (1), (2), (5) and (6), any such fact, circumstance, event, change, effect, violation or occurrence will be taken into account to the extent it has a materially disproportionate adverse impact on Pep Boys and its subsidiaries, taken as a whole, relative to other participants in the industries in which Pep Boys and its subsidiaries operate.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

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with respect to Pep Boys, have been qualified by information set forth in a confidential disclosure letter of Pep Boys provided to BSRO and Purchaser in connection with the execution of the Merger Agreement—the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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will not survive consummation of the Merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

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were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and may be subject to other qualifications and limitations agreed upon by such parties, including qualifications as to "materiality" or a "Company Material Adverse Effect" as described above.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Covenants

Conduct of Business.    The Merger Agreement obligates Pep Boys and its subsidiaries, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement pursuant to its terms, to conduct its operations according to its ordinary course of business and in a manner consistent with past practice in all material respects, and to use its reasonable best efforts to preserve substantially intact Pep Boys' and its subsidiaries' business organization, maintain existing relations with customers, suppliers, creditors and business partners that are integral to the operations of their business as presently conducted, and keep available the services of those of their present officers, employees and consultants who are integral to the operation of their business as presently conducted. The Merger Agreement also contains specific restrictive covenants as to certain activities of Pep Boys and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that Pep Boys and its subsidiaries will not take certain actions without the prior written consent of BSRO or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions: (a) amending its governing documents; (b) issuing or selling its securities or granting options; (c) redeeming, purchasing or otherwise acquiring any of its securities; (d) declaring, authorizing, making or paying any dividend; (e) increasing compensation or other benefits of directors, employees, consultants, independent contractors or executive officers; (f) granting or increasing severance benefits to any director, officer, employee, independent contractor or consultant; (g) entering into or amending any employment agreement with any employee; (h) establishing, adopting entering into or amending any benefit plan or similar arrangement; (i) hiring any executive officer or promoting any person to an executive officer position; (j) hiring or promoting any employee, consultant or independent contractor outside the ordinary course of business; (k) acquiring or agreeing to acquire any other entity or material amount of assets; (l) disposing of or encumbering material properties, rights or assets; (m) taking any action to accelerate the vesting or payment of compensation or benefits under any equity plan; (n) incurring any indebtedness for borrowed money, capitalized lease obligations, guarantees or similar arrangements or obligations or undertakings to maintain or cause to be maintained the financial positions or covenants of others or to purchase the obligations of others; (o) modifying, amending or terminating any material lease; (p) modifying, amending, terminating, waiving claims under or entering into any material contract; (q) making any material changes in methods of accounting; (r) changing or revoking any material income tax election; (s) filing any material amended income tax return; (t) settling or compromising any material liability for income taxes or surrendering any claim for a refund of a material amount of income taxes; (u) changing any material method of tax accounting; (v) settling, compromising, discharging or agreeing to settle any material litigation, investigation, arbitration or proceeding; (w) making any capital expenditures other than in accordance with the annual budget and capital expenditure plan or in the ordinary course of business; (x) adopting a plan of liquidation, dissolution, merger, consolidation restructuring, recapitalization or other reorganization; (y) increasing aggregate inventory beyond $650 million or (z) agreeing to take any of the foregoing actions.

Shareholder Approval.    If, as a result of the Offer, the exercise of the Top-Up Option, if any, or otherwise, Purchaser directly or indirectly owns one Share more than 80% of the outstanding Shares, BSRO, Purchaser and Pep Boys will consummate the Merger under the short-form merger provisions of the PBCL without prior notice to, or any action by, any other shareholder of Pep Boys as soon as practicable after the Offer Closing, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement. If Purchaser does not acquire at least one Share more than 80% of the outstanding Shares (pursuant to the Offer, the exercise of the Top-Up Option, if any, or otherwise), BSRO and Purchaser will seek approval of the Merger and adoption of the Merger Agreement by Pep Boys' shareholders. Approval of the Merger and adoption of the Merger Agreement requires the affirmative vote of at least a majority of the votes cast by holders of outstanding Shares entitled to vote in thereon, including the Shares owned by Purchaser, BSRO and its wholly owned subsidiaries. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Purchaser, BSRO and its wholly owned subsidiaries would own sufficient Shares to enable Purchaser, BSRO and its wholly owned subsidiaries, without the affirmative vote of any other shareholder of Pep Boys, to satisfy the shareholder approval requirement to approve the Merger and adopt the Merger Agreement. Pursuant to the Merger Agreement, if the approval of the Merger and adoption of the Merger Agreement by the holders of Shares is required by law (the "Shareholder Approval"), then, in accordance with the articles of incorporation of Pep Boys and applicable law, Pep Boys will, for the purpose of obtaining the Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of Pep Boys' shareholders as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the Shareholder

Approval is cleared by the SEC. BSRO and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by BSRO or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

No Solicitation.    In the Merger Agreement, Pep Boys has agreed that it will, and will cause its subsidiaries and its and their respective representatives to immediately cease and cause to be terminated all existing discussions or negotiations with respect to any Competing Proposal (as defined below). Under the terms of the Merger Agreement, until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, Pep Boys will not, and will cause its subsidiaries not to, directly or indirectly:

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solicit, initiate or knowingly facilitate or encourage any Competing Proposal;

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participate in any negotiations regarding, or furnish to any person any material non-public information with respect to, any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal;

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engage in discussions with any person with respect to any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal;

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approve or recommend any Competing Proposal;

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adopt, enter into, or propose publicly to adopt or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar contract relating to any Competing Proposal; or

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terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which Pep Boys or any of its subsidiaries is a party, except that Pep Boys or its subsidiaries may waive, if requested by the applicable counterparty, rights under any such contract to the extent necessary to enable the counterparty to make a Competing Proposal.

Despite these restrictions, if at any time prior to the acceptance for payment of Shares pursuant to the Offer, Pep Boys receives a Competing Proposal that the Pep Boys Board determines in good faith (after consultation with its outside counsel and financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and which Competing Proposal did not result from a breach of the "No Solicitation" provision of the Merger Agreement, then Pep Boys may furnish confidential information to and discuss and negotiate with the person making that Competing Proposal regarding that Competing Proposal so long as Pep Boys (a) provides notice to BSRO of its intent to furnish information to or enter into discussions with such person, and (b) enters into a confidentiality agreement with that person prior to disclosing any non-public information to that person and provides to BSRO any and all non-public information delivered to that person which was not previously provided to BSRO prior to or substantially concurrent with the time it is provided to such person.

The Merger Agreement provides that prior to the Effective Time, Pep Boys will (a) keep BSRO reasonably informed in all material respects and on a reasonably current basis of the status and developments (including any material change to the terms thereof) of any Competing Proposal and (b) provide to BSRO within 24 hours after receipt or delivery thereof all drafts of agreements relating to any Competing Proposal and any written proposals containing any material terms of a Competing Proposal or a counterproposal to a Competing Proposal, in each case exchanged between any of Pep Boys or any of its subsidiaries or any of its or their representatives, on the one hand, and the person making any such Competing Proposal or any of its affiliates or any of their representatives, on the other hand.

If Pep Boys receives a Competing Proposal after the execution of the Merger Agreement that did not result from a breach of the "No Solicitation" provision of the Merger Agreement and the Pep Boys Board determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, constitute a Superior Proposal after giving effect to all of the adjustments to the terms of the Merger Agreement that have been offered in writing by BSRO in accordance with the terms of the Merger Agreement, the Pep Boys Board may:

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effect a Change of Recommendation (as defined in the Merger Agreement); or

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terminate the Merger Agreement to enter into a definitive agreement with respect to that Superior Proposal, so long as in advance of or concurrently with termination Pep Boys pays the Termination Fee (as defined below) to BSRO in each case, only if the Pep Boys Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

However, the Pep Boys Board may not effect a Change of Recommendation or terminate the Merger Agreement unless (a) Pep Boys shall have provided prior written notice (a "Company Notice") to BSRO, at least three business days in advance, of its intention to effect a Change of Recommendation or to terminate the Merger Agreement in response to such Superior Proposal, which Company Notice will (1) specify the identity of the party making such Superior Proposal, (2) specify the material terms and conditions of such Superior Proposal and (3) include a copy of the most current version of any proposed definitive agreement(s) with respect to such Superior Proposal, and (b) at or after 5:00 p.m., New York City time, on the third Business Day following the day on which BSRO and Purchaser receive the Company Notice, Pep Boys reaffirms in good faith (after consultation with its outside counsel and financial advisor) that (1) such Competing Proposal continues to constitute a Superior Proposal and (2) the failure to make a Change of Recommendation as a result thereof would be inconsistent with its fiduciary duties under applicable law. Any change in the consideration payable with respect to such Superior Proposal or any other material amendment to the to the terms and conditions of such Superior Proposal will require a new Company Notice and a new two business day period. In determining whether to make a Change of Recommendation or terminate the Merger Agreement, the Pep Boys Board will take into account any changes to the terms of the Merger Agreement as may be proposed in writing by BSRO by 5:00 p.m., New York City time, on the last business day of the three business day period or two business day period, as applicable, in response to a Company Notice, and if requested by BSRO, Pep Boys will, and will cause its representatives to, engage in good faith negotiations with BSRO and its representatives regarding any adjustments to the terms and conditions of the Merger Agreement proposed by BSRO in response to a Company Notice.

Nothing contained in the Merger Agreement prohibits Pep Boys or the Pep Boys Board from (a) disclosing to Pep Boys' shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (b) making any disclosure to its shareholders if the Pep Boys Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable law.

"Competing Proposal" means any written bona fide proposal made by a third party (other than BSRO or Purchaser or any of their respective subsidiaries) relating to any direct or indirect:

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acquisition, purchase, sale, license, lease, contribution or disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Pep Boys or otherwise) to such person or group of persons (or affiliates thereof) of any business or assets of Pep Boys or its subsidiaries representing or generating 15% or more of the consolidated revenues, net income or assets of Pep Boys and its subsidiaries, taken as a whole;

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issuance, sale or other disposition to such person or group of persons (or affiliates thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the combined voting power of the Shares;

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any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the combined voting power of the Shares;

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any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pep Boys or any of its subsidiaries in which the other party thereto or its shareholders will own 15% or more of the combined voting power of the parent entity resulting from any such transaction; or

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combination of the foregoing, in each case other than the Transactions.

"Superior Proposal" means a Competing Proposal that the Pep Boys Board in good faith determines (after consultation with its outside counsel and financial advisor) would, if consummated, result in a transaction that is more favorable from a financial point of view to Pep Boys' shareholders than the Transactions, after taking into account such factors (including likelihood of termination in light of all financial, regulatory, legal and other aspects of such proposal) as the Pep Boys Board considers to be appropriate; provided that, for purposes of the definition of "Superior Proposal", the references to "15% or more" in the definition of Competing Proposal will be deemed to be references to "all or substantially all".

Employee Benefits.    For a one year period commencing at the Effective Time, BSRO will cause the compensation and benefits package provided to the employees of Pep Boys and its subsidiaries who become employees of the surviving corporation (the "Company Employees") to be, in the aggregate, not materially less favorable than that provided to such employees as of immediately prior to the Effective Time.

For purposes of eligibility and vesting under the employee benefit plans of BSRO, Pep Boys, Pep Boys subsidiaries or their respective affiliates providing benefits to any Company Employees after the closing of the Merger (the "New Plans"), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee will be credited with his or her years of service with Pep Boys, its subsidiaries and their respective affiliates (and any additional service with any predecessor employer) to the same extent such Company Employee was entitled, before the closing of the Merger, to credit for such service under any similar Company Benefit Plan (as defined in the Merger Agreement), except that no such service credit will result in a duplication of benefits with respect to any service period. In addition, and without limiting the generality of the foregoing: (a) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, to the extent permitted under the applicable New Plan, BSRO will cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents and (2) any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Benefit Plan during the plan year of the New Plan that includes the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements to be applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Effective as of the closing of the Merger, Pep Boys will cause to be fully vested all participants in the amounts credited to their accounts under each of the Pep Boys Deferred Compensation Plan, as amended and restated effective as of January 31, 2014, and the Pep Boys Account Plan, as amended and restated effective as of January 1, 2015 (the "Company Nonqualified Plans") to the extent not vested as of the Closing Date, and such plans will be terminated. In connection with the termination of the Company Nonqualified Plans, each participant entitled to receive a benefit under the Company Nonqualified Plans will receive full payment of the total value of the amounts credited to their accounts in a single lump sum cash payment as soon as practicable after the Effective Time in conjunction with the surviving corporation's regular payroll process.

The Merger Agreement further provides that the foregoing obligations will not (a) confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under the Merger Agreement or (b) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan, New Plan or other employee benefit plan, program, agreement or arrangement sponsored by BSRO, Purchaser or Pep Boys.

Indemnification and Insurance.    The Merger Agreement provides that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current directors and officers of Pep Boys and its subsidiaries as provided in their respective organizational documents or in any written indemnification agreement as in effect as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect. The surviving corporation will, and BSRO will cause the surviving corporation to, indemnify, defend and hold harmless, and advance expenses to such indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, solely to the extent required by: (a) the organizational documents of Pep Boys and its subsidiaries as in effect on the date of the Merger Agreement; and (b) any indemnification agreements of Pep Boys or its subsidiaries or other applicable contract as in effect on the date of the Merger Agreement.

The Merger Agreement further provides that prior to the Effective Time, Pep Boys will use its reasonable best efforts to (and if Pep Boys is unable to, BSRO will cause the surviving corporation as of the Effective Time to) obtain a six-year pre-paid "tail policy" covering acts or omissions at or prior to the Effective Time with respect to those persons who are currently covered by the current policies of the directors' and officers' liability insurance maintained by Pep Boys (the "D&O Insurance") with coverage levels not materially less favorable to such indemnified persons than those of the D&O Insurance, except that (a) the surviving corporation is not obligated to expend on the "tail" insurance policies an aggregate annual premium in excess of 300% of the aggregate annual premium most recently paid by Pep Boys prior to the date of the Merger Agreement to maintain the D&O Insurance and (b) prior to the closing of the Merger, Pep Boys may not enter into any contract for a "tail" policy without the prior written consent of BSRO (which consent may not be unreasonably withheld, conditioned or delayed). If Pep Boys or the surviving corporation fails to obtain such "tail" insurance policies as of the Effective Time, the surviving corporation is obligated to continue to maintain for a period of at least six years after the Effective Time the current D&O Insurance (or comparable policies) with levels of coverage no less favorable than those provided as of the date of the Merger Agreement, except that neither BSRO nor the surviving corporation is required to pay an aggregate annual premium for such policies of directors' and officers' liability insurance in excess of 300% of the aggregate annual premium most recently paid by Pep Boys prior to the date of the Merger Agreement to maintain such insurance.

Efforts; Cooperation.    Pursuant to the terms of the Merger Agreement, each of Pep Boys, BSRO and Purchaser will use its reasonable best efforts to consummate the Offer, the Merger and the other Transactions. Each of Pep Boys, BSRO and Purchaser has agreed to make an appropriate filing pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 15 business days of the date of the Merger Agreement and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. See Section 15—"Certain Legal Matters; Regulatory Approvals" under subsection "U.S. Antitrust Compliance."

Further, the Merger Agreement provides that each of Pep Boys, on the one hand, and BSRO and Purchaser, on the other hand, will (a) cooperate in all respects with each other in connection with any filing or submission, including by promptly supplying the other party with any information which may be required in order to effectuate any filing or submission, and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "DOJ") and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, and except as prohibited by applicable law or the applicable governmental entity, provide the other party with copies of all such written communications, and (c) permit the other party to review (and consider in good faith the views and comments of the other party in connection with) any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person, and except as prohibited by applicable law or the applicable governmental entity, give the other party the opportunity to attend and participate in such meetings and conferences. Absent mutual consent, neither BSRO nor Pep Boys will have the right to determine whether to enter into any agreement with any applicable governmental entity extending additional time for the review of the Transactions under the HSR Act if such additional time would extend beyond the Termination Date.

If any objections are asserted with respect to the Transactions under any antitrust law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the Transactions as violating any antitrust law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, BSRO and Pep Boys have agreed to use their respective reasonable best efforts to resolve such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other Transactions, including agreeing to any structural or conduct relief relating to the assets of BSRO and its subsidiaries or Pep Boys and its subsidiaries or to litigate.

However, the Merger Agreement does not obligate BSRO, Purchaser or any of their subsidiaries to, and Pep Boys may not, without the prior written consent of BSRO, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, products, services, business or portion of business of Pep Boys, the surviving corporation, BSRO, Purchaser or any of their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, products, services, business or portion of business of Pep Boys, the surviving corporation, BSRO, Purchaser or any of their respective subsidiaries in any manner, (c) pay any amounts (other than the payment of filing fees and expenses and fees of counsel) or (d) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Pep Boys, the surviving corporation, BSRO, Purchaser or any of their respective subsidiaries; provided that, in order to satisfy the Offer Condition requiring the expiration or termination of any waiting period applicable to the Transactions under the HSR Act, BSRO and its subsidiaries are required to take the actions set forth in clauses (a) through (d) if such actions would not result, in the aggregate, in the loss of net sales revenue (other than revenue from Pep Boys' retail and/or commercial automotive parts business) (as measured by the parties' and their affiliates' fiscal year 2014 net sales revenue with respect thereto) in excess of $75 million. If any such action implicates overlapping assets, products, services, businesses or portions of businesses of Pep Boys and its subsidiaries, on the one hand, and BSRO and its affiliates, on the other hand, then the calculation of revenue is measured by reference to the highest such revenue of BSRO or Pep Boys, or their respective affiliates, for each such overlapping asset, product, service, business or portion of business so implicated, regardless of which asset, product, service, business or portion of business is actually sold, licensed, assigned, transferred, divested, held separate, disposed or otherwise restricted or limited. The parties must consult with one another in good faith with respect to all material antitrust defense decisions, but BSRO will control and direct the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any governmental entity or other person and Pep Boys may not, without the prior written consent of BSRO, propose, negotiate or commit or otherwise agree to any effect, remedy or relief or to take any action in respect of any objection or suit challenging the Transactions.

Anti-Takeover Statutes.    If any of the provisions of Subchapter D (specifically Section 2538), Subchapter E, Subchapter F, Subchapter G, Subchapter H, Subchapter I and Subchapter J of Chapter 25 of the PBCL (each, an "Anti-Takeover Statute") is or may become applicable to any Transaction, then each party has agreed to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable and otherwise act to render the Anti-Takeover Statute inapplicable to the Transactions.

Securityholder Litigation.    Pep Boys has agreed to give BSRO the opportunity to participate in, but not control, the defense and settlement of any securityholder litigation against Pep Boys or its directors relating to the Transactions, and no such settlement will be agreed to without BSRO's prior written consent (which consent will not be unreasonably withheld or delayed). In the event that any securityholder litigation related to the Transactions is brought against BSRO or its directors, BSRO will promptly notify Pep Boys of such litigation, keep Pep Boys informed on a current basis with respect to the status thereof and give Pep Boys the opportunity to participate in, but not control, the defense and settlement of any such litigation.

Notification of Certain Matters.    Each party will promptly notify the other if any of the following occur after the date of the Merger Agreement: (a) receipt by a party of any written notice or other communication from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions; (b) receipt by a party of any notice or other communication from any governmental entity (including the NYSE) in connection with the Transactions; (c) any actions or claims commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the Transactions; or (d) the discovery of a fact or circumstance or the occurrence or non-occurrence of an event which would or would be reasonably likely to (1) prevent, materially delay or materially impede the consummation of the Offer or (2) result in the failure of any Offer Condition to be satisfied, except that the delivery of any such notice will not (x) cure any breach of, or non-compliance with, any other provision of the Merger Agreement or (y) limit the remedies available to the party receiving such notice.

Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Pep Boys, BSRO and Purchaser to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived (other than the first condition set forth below, which may not be waived) in writing by each of Pep Boys, BSRO and Purchaser:

•
if required by applicable law, the Shareholder Approval shall have been obtained;

•
Purchaser shall have previously accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by Purchaser pursuant to the Merger Agreement); and

•
no governmental entity shall have enacted, issued, promulgated, enforced or entered any law that is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing the consummation of the Merger.

BSRO and Purchaser have agreed pursuant to the Merger Agreement that all Shares owned by BSRO or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

Termination.    The Merger Agreement provides that it may be terminated, and the Offer may be abandoned at any time prior to the Offer Closing and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Pep Boys, as applicable, as follows:

(a)    by mutual written consent of BSRO and Pep Boys;

(b)   by either Pep Boys or BSRO if the Offer Closing shall not have occurred on or before February 26, 2016 (the "Termination Date"), except that if on the Termination Date, the Offer Conditions set forth in clause (a) or (d) (but for purposes of clause (d) only if such restraint or prohibition is attributable to an antitrust law) of Section 13—"Conditions to the Offer" shall not have been fulfilled, but all other Offer Conditions shall be or shall be capable of being fulfilled or waived, then the Termination Date will be extended to July 26, 2016;

(c)    by either Pep Boys or BSRO if any governmental entity shall have enacted, issued, promulgated, enforced or entered any law that is in effect and which makes the Offer, the Merger or the other Transactions illegal or otherwise prohibits or prevents the consummation of the Offer, the Merger or the other Transactions, and such law, in each case, shall have become final and nonappealable;

(d)   by Pep Boys, if, prior to the Offer Closing, BSRO or Purchaser shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would reasonably be expected to have a material adverse effect on the ability of BSRO or Purchaser to perform their respective obligations under the Merger Agreement and (2) has not been or is incapable of being cured by BSRO or Purchaser, as the case may be, within the earlier of (A) the Termination Date and (B) 30 days after its receipt of written notice thereof from Pep Boys, except that the failure to pay any consideration when due under the Merger Agreement is not entitled to a cure period;

(e)    by BSRO, if, prior to the Offer Closing, Pep Boys shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in clause (b) or (c) of Section 13—"Conditions to the Offer" and (2) has not been or is incapable of being cured by Pep Boys within the earlier of (A) the Termination Date and (B) 30 days after its receipt of written notice thereof from BSRO;

(f)    by BSRO, if, prior to the Offer Closing, (1) a Change of Recommendation shall have occurred or (2) Pep Boys shall have violated or breached in any material respect any of its obligations under the "No Solicitation" provision of the Merger Agreement; or

(g)    by Pep Boys prior to the Offer Closing in order to accept a Superior Proposal (as described under "No Solicitation" above), but only if Pep Boys has complied with its obligations under the "No Solicitation" provision of the Merger Agreement and has paid, or pays substantially concurrently with such termination, the Termination Fee (as defined below).

No party will have the right to exercise any termination right listed above if such party is in material breach of its obligations under the Merger Agreement or the failure of such party to fulfill its obligations or comply with its covenants under the Merger Agreement is the cause of or resulted in the failure to satisfy any condition to the obligations of either party under the Merger Agreement.

Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party, except that obligations regarding payment of the termination fee described below and confidentiality and the general provisions in Article XI of the Merger Agreement will remain in full force and effect and survive any termination of the Merger Agreement. In addition, termination will not relieve any party to the Merger Agreement from liability in connection with any fraud or willful breach with respect to any of such party's representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Fees and Expenses.    Except as described below, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement, whether or not the Offer or the Merger is consummated.

BSRO and Pep Boys have agreed to share equally the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and a proxy statement (if any) (including SEC filing fees), and BSRO has agreed to pay the filing fees for the premerger notification and report forms under the HSR Act.

Pep Boys has agreed to pay to BSRO a termination fee of $35,000,000 (the "Termination Fee") by wire transfer of immediately available funds in the event that the Merger Agreement is terminated:

(a)    by either Pep Boys or BSRO pursuant to paragraph (b) or paragraph (e) described under "Termination" above and, prior to such termination, a Competing Proposal has been publicly proposed or disclosed, and, in each case, not publicly withdrawn at the time of the termination;

(b)   by BSRO pursuant to paragraph (f)(1) described under "Termination" above;

(c)    by BSRO pursuant to paragraph (f)(2) described under "Termination" above; or

(d)   by Pep Boys pursuant to paragraph (g) described under "Termination" above.

However, no Termination Fee will be payable by Pep Boys pursuant to clause (a) or (c) above unless and until within 12 months of such termination Pep Boys or any of its subsidiaries enters into a definitive agreement relating to any Competing Proposal or consummates the transactions contemplated by any Competing Proposal, in which case such Termination Fee will be paid upon the earlier to occur of Pep Boys' or its subsidiary's entry into a definitive agreement with respect to the Competing Proposal or the consummation of the transactions contemplated by the Competing Proposal.

Amendment.    The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective board of directors, at any time before or after the Offer Closing or approval of the matters presented in connection with the Merger by the shareholders of Pep Boys, but, after any such approval, no amendment will be made which would require further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Waiver.    The Merger Agreement provides that, at any time prior to the Effective Time, any party thereto may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see—"The Merger Agreement—Conditions to Consummation of the Merger"), BSRO, which directly owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by BSRO or its subsidiaries. Under the Merger Agreement, effective upon Purchaser's acceptance of Shares for payment pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Pep Boys has agreed to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Pep Boys to consist of persons designated by BSRO (see "The Merger Agreement—Directors"). As a result of its ownership of those Shares and right to designate nominees for election to the Pep Boys Board, BSRO indirectly will be able to control decisions of the Pep Boys Board and the decisions of Purchaser as a shareholder of Pep Boys. This concentration of control in one shareholder may adversely affect the market value of the Shares.

If BSRO controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Pep Boys' shareholders, other than those affiliated with BSRO, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.   Source and amount of funds

Purchaser will need approximately $865 million to purchase all Shares validly tendered in the Offer (and not withdrawn), to cash out all outstanding equity awards to acquire Shares, to pay fees and expenses related to the Offer and the Merger and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the Merger Consideration. The Purchaser intends to obtain such funds by means of a capital contribution from BSRO. BSRO will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. BSRO will have available at the Expiration Time the necessary funds from its available cash or advances by Bridgestone Americas, Inc. to complete the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to complete the Offer and the Merger.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Purchaser, through BSRO, will have sufficient funds available to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

13.   Conditions of the Offer

Notwithstanding any other term of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, if at the Expiration Time any of the following conditions have not been satisfied or, to the extent permitted, waived:

(a)    the Minimum Condition shall have been satisfied;

(b)   any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated;

(c)    (1) certain representations and warranties of Pep Boys with respect to its capitalization shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the Expiration Time as though made at and as of the Expiration Time, (2) the representations and warranties of Pep Boys with respect to its organization, qualification, authority and the opinion of Rothschild Inc. shall be true and correct in all material respects at and as of the Expiration Time as if made at and as of the Expiration Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (3) all other representations and warranties of Pep Boys contained in the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" or words of similar import) at and as of the Expiration Time as if made at and as of the Expiration Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except with respect to this clause (3), where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(d)   Pep Boys shall have performed or complied in all material respects with each agreement and covenant to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Time;

(e)    no governmental entity shall have enacted, issued, promulgated, enforced or entered any law that is in effect and which has the effect of making the Offer, the exercise of the Top-Up Option, the Merger or the other Transactions illegal or otherwise prohibiting or preventing the consummation of the Offer, the Top-Up Option, the Merger or the other Transactions;

(f)    no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement;

(g)    Purchaser shall have received a certificate of Pep Boys, executed by the chief executive officer of Pep Boys, dated as of the date of the Expiration Time, to the effect that the conditions set forth in clauses (c), (d) and (f) of this Section 13—"Conditions of the Offer" have been satisfied; and

(h)   the Merger Agreement shall not have been terminated in accordance with its terms.

The Merger Agreement provides that the foregoing conditions are for the sole benefit of BSRO and Purchaser and, except for the Minimum Condition, may be waived by BSRO or Purchaser, in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—The Offer."

14.   Dividends and distributions

Pep Boys has not declared or paid cash dividends on its common stock since January 29, 2012.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Pep Boys will not, and will not permit any of its subsidiaries to, without the prior consent of BSRO, declare, authorize, make or pay any dividends or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Pep Boys to Pep Boys or any wholly owned subsidiary of Pep Boys in the ordinary course of business). See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Covenants."

15.   Certain legal matters; regulatory approvals

General.    Except as otherwise set forth in this Offer to Purchase, based on BSRO's and Purchaser's review of publicly available filings by Pep Boys with the SEC and other information regarding Pep Boys, BSRO and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Pep Boys and which might be adversely affected by the acquisition of Shares by Purchaser or BSRO pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser, or BSRO pursuant to the Offer. In addition, except as set forth below, BSRO and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for BSRO's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, BSRO and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Termination", Section 11—"Purpose of the Offer and Plans for Pep Boys; Transaction Documents—The Merger Agreement—Further Action; Efforts" and Section 13—"Conditions of the Offer."

U.S. Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the DOJ and certain waiting period requirements have been satisfied.

It is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Bridgestone Corporation, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the DOJ were to issue a request for additional documentary material or information (a "Second Request"), the waiting period with respect to the Transactions would be extended until ten calendar days following the date of substantial compliance by Bridgestone Corporation with that request, unless the FTC or the DOJ terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Bridgestone Corporation. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of Pep Boys. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of Purchaser, Pep Boys, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

Each of Bridgestone Corporation, the controlling entity of BSRO, and Pep Boys filed a Premerger Notification and Report Form on November 13, 2015.

State Takeover Laws.    Pep Boys is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (a) is organized under the laws of Pennsylvania or (b) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities

Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify shareholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. Pep Boys' Board has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of the Pep Boys and its shareholders, (b) approved the Offer, the Merger and the other Transactions and adopted the Merger Agreement and (c) recommended that Pep Boys' shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required to consummate the Merger, that Pep Boys' shareholders adopt the Merger Agreement. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Pursuant to Section 10 of the PTDL, Purchaser will submit the appropriate $100 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and should be available for inspection at the PSC's office at 17 North Second Street, Suite 1300, Harrisburg, Pennsylvania 17101 during business hours.

Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as Pep Boys that have a class or series of shares entitled to vote generally in the election of directors of a corporation registered under the Exchange Act (a "registered corporation"). The following discussion is a general and abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to Chapter 25 of the PBCL.

In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (1) approved by a majority of disinterested directors, (2) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (3) effected without submitting the merger to a vote of shareholders as permitted in Section 321(d)(1)(ii) of the PBCL. Pep Boys has represented to BSRO and Purchaser in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter D inapplicable to BSRO, Purchaser and their respective affiliates, and to the Merger Agreement and the Transactions.

Subchapter 25E of the PBCL provides that, in the event that a purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of Pep Boys, in connection with the Offer or otherwise (a "Control Transaction"), shareholders of Pep Boys would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of Pep Boys, that may not be reflected in such price. Pep Boys has represented to BSRO and Purchaser in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter E inapplicable to BSRO, Purchaser and their respective affiliates, and to the Merger Agreement and the Transactions. Pep Boys has indicated to us that, by virtue of an amendment to

Pep Boys' bylaws on March 2, 1984, Subchapter 25E of the PBCL has been rendered inapplicable to Pep Boys.

Subchapter 25F of the PBCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder. Pep Boys' Board approved the Merger Agreement and the transactions thereunder prior to the time the Merger Agreement was executed and Pep Boys has represented to BSRO and Purchaser in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter F inapplicable to BSRO, Purchaser and their respective affiliates, and to the Merger Agreement and the Transactions.

Subchapter 25G of the PBCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. Pep Boys has represented to BSRO and Purchaser in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter G inapplicable to BSRO, Purchaser and their respective affiliates, and to the Merger Agreement and the Transactions. Pep Boys has indicated to us that, by virtue of an amendment to Pep Boys' bylaws on June 18, 1990, Subchapter 25G of the PBCL has been rendered inapplicable to Pep Boys.

Subchapter 25H of the PBCL, relating to profit disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. Pep Boys has represented to BSRO and Purchaser in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapter H (solely with respect to such actions taken by the Pep Boys Board pursuant to Section 2571(b)(7) and not the shareholders) inapplicable to BSRO, Purchaser and their respective affiliates, and to the Merger Agreement and the Transactions.

Subchapter 25I of the PBCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders pursuant to Subchapter 25G. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. Pep Boys has represented to BSRO and Purchaser in the Merger Agreement that it has taken any and all action necessary to render the provisions of Subchapters 25I and 25J of the PBCL inapplicable to BSRO, Purchaser and their respective affiliates, and to the Merger Agreement and the Transactions. Pep Boys has indicated to us that, by virtue of an amendment to Pep Boys' bylaws on June 18, 1990, Subchapters 25I and 25J of the PBCL have been rendered inapplicable to Pep Boys.

Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under

Section 2502(1) of the PBCL will terminate immediately upon the termination of the status of the corporation as a registered corporation. The purchase of a substantial number of Shares pursuant to the Offer may result in Pep Boys being able to terminate its Exchange Act registration.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

Pep Boys, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—"Conditions of the Offer."

"Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither BSRO nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.   Dissenters' rights.

No dissenters' rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, shareholders who do not tender their Shares in the Offer and who do not vote for adoption of the Merger Agreement will have certain rights pursuant to the provisions of Subchapter 15D the PBCL or any successor or replacement provision to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares, in lieu of the right to receive the Offer Price. The shareholders will only be entitled to dissenters' rights in the Merger if (a) as a result of the Offer, Purchaser effects a short-form merger or (b) prior to the Merger, the Shares are no longer listed on the NYSE or another securities exchange and the Shares are held beneficially and of record by 2,000 persons or less. Such rights to demand appraisal, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the per Share Offer Price.

In circumstances in which dissenters' rights are applicable, if any holder of Shares who demands appraisal under the PBCL fails to perfect, effectively withdraws or loses his rights to appraisal and payment, as in accordance with the procedures of Subchapter 15D of the PBCL, each Share held by such shareholder will be converted into the right to receive the Offer Price, without interest, and less any withholding taxes.

The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the PBCL and is qualified in its entirety by the full text of Subchapter 15D of the PBCL.

You cannot exercise dissenters' rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to dissenters' rights in connection with the Merger, you will receive additional information concerning dissenters' rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of the PBCL, before you have to take any action relating thereto.

If you sell your Shares in the Offer, you will not be entitled to exercise dissenters' rights with respect to your Shares but, rather, will receive the Offer Price therefor.

Litigation Related to the Offer and Merger.

Following the announcement of the Merger Agreement, the following putative shareholder class action/derivative complaint relating to the Offer and the Merger were commenced.

On November 10, 2015, purported Pep Boys shareholder Stephen Bushansky filed a putative class action and derivative lawsuit on behalf of himself and a putative class of public Pep Boys shareholders, as well as on behalf of Pep Boys derivatively (the "Bushansky Complaint") in the Court of Common Pleas in Philadelphia County, Pennsylvania. The Bushansky Complaint names Pep Boys as a nominal defendant and alleges claims for breach of fiduciary duties against Pep Boys' directors (the "Individual Defendants") and claims against Bridgestone Americas, Inc., BSRO and Purchaser (collectively, with the Individual Defendants, the "Defendants") for aiding and abetting the Individual Defendants' purported breaches of fiduciary duties in connection with entering into the Merger Agreement and effecting the Transactions. The Bushansky Complaint seeks, among other relief, declaratory and injunctive relief, including an order (a) enjoining the Defendants from finalizing the Offer and consummating the proposed transaction until the purported breaches of fiduciary duty are remedied, and (b) rescinding the Merger Agreement or any actions taken under the terms of the Merger Agreement or granting rescissory damages. The Bushansky Complaint further seeks costs and reasonable attorneys' and experts' fees. The foregoing description is qualified in its entirety by reference to the Bushansky Complaint which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

17.   Fees and expenses

J.P. Morgan Securities LLC ("J.P. Morgan") is acting as Dealer Manager in connection with the Offer and has provided certain investment banking services to BSRO in connection with the proposed acquisition of Pep Boys, for which the Dealer Manager will receive reasonable and customary compensation. Purchaser and BSRO have has also agreed to reimburse J.P. Morgan for certain reasonable expenses in connection with the Offer (including the reasonable fees and disbursements of outside counsel) and to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the U.S. federal securities laws.

J.P. Morgan and its affiliates have provided, and may in the future provide, various investment banking and other services to Bridgestone Corporation and its affiliates for which they have received, or we expect they will receive, customary compensation.

In the ordinary course, J.P. Morgan and its affiliates and employees may trade securities of Bridgestone Corporation or its affiliates and Pep Boys and its affiliates, for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Bridgestone Corporation and certain of its affiliates. As a result, J.P. Morgan and its affiliates at any time may own certain of securities of Bridgestone Corporation and/or Pep Boys, including the Shares, or their affiliates. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account.

Purchaser has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither BSRO nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by Purchaser, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.   Miscellaneous

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Purchaser and BSRO have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Pep Boys—"Available Information."

No person has been authorized to give any information or make any representation on behalf of BSRO or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of BSRO, Purchaser, Pep Boys or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

TAJ Acquisition Co.

November 16, 2015

Schedule A

Information concerning members of the boards of directors and the executive officers of BSRO and Purchaser

Purchaser

The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of Purchaser and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Purchaser.

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Stuart Crum

President, Bridgestone Retail Operations, LLC since August 2013 and Director, Executive Vice President and Secretary, TAJ Acquisition Co. since November 2015.

President—Jiffy Lube International, May 2011 until August 2013.

		USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000
Thomas J. Higgins

President, Consumer Integrated Group, Bridgestone Americas, Inc. since November 2014 and Director and President, TAJ Acquisition Co. since November 2015.

President, Pfizer Consumer Healthcare North America, February 2012 until October 2014.

		USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Eric Turner

Executive Director, Finance, Bridgestone Retail Operations, LLC since January 2013 and Executive Director, Finance, TAJ Acquisition Co. since November 2015.

Chief Financial Officer, Sears Holdings from 1996 until October 2011.

		USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000

BSRO

The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of BSRO and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of BSRO.

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

John Baratta

President, U.S. and Canada, Consumer Replacement and Vice President, U.S. and Canada, Consumer Tire, Bridgestone Americas Tire Operations, LLC, since January 2011.

President, Consumer Replacement, Bridgestone Americas Tire Operations, LLC, May 2008 until December 2010.

		USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
James M. Blecha

Vice President, Real Estate and Assets, Bridgestone Retail Operations, LLC since June 2012.

Director, New Store Development and Portfolio, Bridgestone Retail Operations, LLC, January 2011 until May 2012.

		USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000
Amy Bonder

Vice President, Sales and Strategy, Bridgestone Retails Operations, LLC since July 2014.

Vice President, Sales, Advance Auto Parts, Inc., May 2013 until July 2014; Vice President, Sales and Marketing, Advance Auto Parts, Inc., October 2011 until May 2013; Vice President of Commercial Effectiveness, Advance Auto Parts, Inc., July 2009 until October 2011.

		USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000
Stuart Crum	President, Bridgestone Retail Operations, LLC since August 2013. President—Jiffy Lube International, May 2011 until August 2013.	USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Damien Harmon	Vice President, Operations, Bridgestone Retail Operations, LLC since June 2014. Vice President, Commercial and Merchandising Operations, Best Buy Company, January 2005 until May 2014.	USA	535 Marriott Drive Nashville, TN 372164 (615) 937-1000
Thomas J. Higgins	President, Consumer Integrated Group, Bridgestone Americas, Inc. since November 2014. President, Pfizer Consumer Healthcare North America, February 2012 until October 2014.	USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Dean Miller	President, CEO and Chairman of the Board, Credit First National Association, a subsidiary of Bridgestone Retail Operations, LLC since November 2009.	USA	6275 Eastland Road Brook Park, OH 44142 (216) 362-5450
Michihiro Suzuki

Executive Vice President, Business Strategy and Enterprise Support and Vice President, Diversified Businesses, Bridgestone Americas, Inc., since April 2013.

Director, International Tire Administration, Bridgestone Corporation, July 2011 until March 2013.

		Japan	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Eric Turner	Executive Director, Finance, Bridgestone Retail Operations, LLC since January 2013. Chief Financial Officer, Sears Holdings from 1996 until October 2011.	USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000
Michael J. Ranallo

Vice President, General Counsel and Secretary, Bridgestone Retail Operations, LLC since January 2014.

General Counsel, Labor and Employment, Bridgestone Retail Operations, LLC, April 2009 until December 2013.

		USA	333 East Lake Street Bloomingdale, IL 60108 (630) 259-9000

Bridgestone Americas, Inc.

BSRO is a wholly owned subsidiary of Bridgestone Americas, Inc., a Nevada corporation. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of Bridgestone Americas, Inc. and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Bridgestone Americas, Inc.

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Yoshiyuki Morimoto

Executive Chairman, Bridgestone Americas, Inc. since March 2015.

Senior Vice President, Member of the Board, Assistant to Senior Vice President and Chief Technology Officer, Bridgestone Corporation, January 2015 until March 2015.

Senior Vice President, Member of the Board, Chief Technology Officer, Bridgestone Corporation, January 2013 until January 2015.

Senior Vice President and Member of the Board, Bridgestone Corporation, March 2012 until January 2013.

		Japan	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Gary A. Garfield	Chief Executive Officer and President, Bridgestone Americas, Inc. since March 2010 and Director, Piedmont Natural Gas since June 2015.	USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Robert Gordon Knapp

Chief Operating Officer, Bridgestone Americas, Inc. and Chairman, Chief Executive Officer and President, Bridgestone Americas Tire Operations, LLC since March 2014.

President, U.S. and Canada, Consumer Integrated Tire Division, Bridgestone Americas Tire Operations, LLC, June 2013 until March 2014.

President, Family Care North Atlantic, Consumer Tissue Division, Kimberly-Clark Corporation, March 2007 until June 2013.

		Canada	535 Marriott Drive Nashville, TN 37214 (615) 937-1000

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Christine Karbowiak

Chief Administration Officer, Chief Risk Officer, Acting Chief—Human Resource Officer, Executive Vice President, Bridgestone Americas, Inc. since February 2015.

Chief Administration Officer, Chief Risk Officer, Executive Vice President, Bridgestone Americas, Inc., July 2011 until January 2015.

Chief Administration Officer, Executive Vice President, Bridgestone Americas, Inc. April 2010 until June 2011.

		USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Gabriel Asbun	President, Bridgestone Tire Operations Latin America, Bridgestone Americas, Inc. since November 2012. President, Kellogg Company—Mexico, November 2009 until November 2012	Mexico	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Philip Dobbs	Chief Marketing Officer, Bridgestone Americas Tire Operations, LLC since July 2011. Chief Marketing Officer, TruGreen Limited Partnership, April 2009 until June 2011.	USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Eduardo Minardi	Executive Chairman, Bridgestone Europe NV since March, 2014. Chief Operating Officer, Bridgestone Americas, Inc. March, 2010 until March, 2014.	Argentina	Kleine Kloosterstraat 10 1932 Zaventem Belgium +32 (2) 714-5921
Michihiro Suzuki

Executive Vice President, Business Strategy and Enterprise Support and Vice President, Diversified Businesses, Bridgestone Americas, Inc., since April 2013.

Director, International Tire Administration, Bridgestone Corporation, July 2011 until March 2013.

		Japan	535 Marriott Drive Nashville, TN 37214 (615) 937-1000

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

William M. Thompson

Chief Financial Officer and Executive Vice President, Bridgestone Americas, Inc. since May 2014.

Vice President, Finance, Bridgestone Americas, Inc., January 2013 until April 2014.

Corporate Controller, Bridgestone Americas, Inc., July 2012 until December 2012.

Zone Manager, West, Bridgestone Americas Tire Operations, LLC, May 2011 until June 2012.

		USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Kenichi Togami

Vice President and Officer, International Tire Business Operations, Director of Americas and Europe Operations Division, Bridgestone Corporation since January 2015.

Director, Internal Auditing Office, Diversified Products, Sports and Cycle Business Administration Division, General Manager, Diversified Products, Sports and Cycle Business Administration, Bridgestone Corporation, January 2014 until December 2014.

Director, seconded to Bridgestone Sports Company Limited, February 2013 until December 2014.

Director and Chief Financial Officer, Bridgestone Americas Inc., November 2011 until January 2013.

Assistance Vice President and Officer, Office of the Group CEO, Director, Internal Auditing Office, Bridgestone Corporation, July 2011 until November 2011.

Director, Executive Administration Office, Diversified Products, Sports and Cycle Business Administration Division, Internal Auditing Office, Bridgestone Corporation, January 2011 until July 2011.

		Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Kurt A. Danielson

President, U.S. and Canada Commercial Tire, Bridgestone Americas Tire Operations, LLC and Senior President, Bridgestone Americas, Inc. since March 2014.

President, Bridgestone Bandag Tire Solutions, Bridgestone Americas Tire Operations, LLC, August 2010 until February 2014.

		USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Thomas J. Higgins	President, Consumer Integrated Group, Bridgestone Americas, Inc. since November 2014. President, Pfizer Consumer Healthcare North America, February 2012 until October 2014.	USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Christopher Nicastro	Vice President, General Counsel, Chief Compliance Officer and Secretary, Bridgestone Americas, Inc. since March 2010.	USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Steve W. Shelton

Senior Vice President, Manufacturing and Procurement, Bridgestone Americas Tire Operations, LLC since July 2013.

Vice President, Product Development, Bridgestone Americas Tire Operations, LLC, November 2010 until June 2013.

		USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000
Scott Sullivan	Vice President, Corporate Controller, Bridgestone Americas, Inc. since June 2015. Assistant Corporate Controller, Whirlpool Corporation, March 2011 until May 2015.	USA	535 Marriott Drive Nashville, TN 37214 (615) 937-1000

Bridgestone Corporation

Bridgestone Americas, Inc. is a subsidiary of Bridgestone Corporation, a Japanese corporation. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of Bridgestone Corporation and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Bridgestone Corporation.

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Masaaki Tsuya	Chief Executive Officer and Representative Member of the Board, Bridgestone Corporation since March 2012. Senior Vice President, Bridgestone Corporation, September 2011 until February 2012.	Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Shuichi Ishibashi

Senior Vice President, Bridgestone Corporation since January 2014.

Vice President and Senior Officer, Bridgestone Corporation, July 2012 until December 2013.

Vice President and Officer, Bridgestone Corporation, March 2010 until June 2012.

		Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Akihiro Eto

Senior Vice President, Chief Financial Officer, Bridgestone Corporation since September 2014.

Vice President and Senior Officer, Chief Financial Officer, Bridgestone Corporation, September 2012 until August 2014.

Vice President and Officer, Chief Financial Officer, Bridgestone Corporation. July 2010 until August 2012.

		Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Asahiko Nishiyama

Senior Vice President, Japan Tire Business, Bridgestone Corporation since January 2013.

Executive Chairman, Bridgestone Americas, Inc. (on secondment from Bridgestone Corporation), January 2014 until March 2015.

Vice President and Senior Officer, Bridgestone Corporation, January 2011 until December 2012.

Vice President and Officer, Bridgestone Corporation, Chairman, Bridgestone Americas, Inc. (on secondment from Bridgestone Corporation), March 2010 until December 2010.

		Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Narumi Zaitsu

Senior Vice President, Member of the Board, Bridgestone Corporation since January 2013.

Vice President and Senior Officer, Member of the Board, Bridgestone Corporation, March 2012 until December 2012.

Vice President and Senior Officer, Bridgestone Corporation, March 2010 until February 2012.

		Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Kazuhisa Nishigai	Chief Operating Officer and Representative Member of the Board, Bridgestone Corporation since March 2012. Senior Vice President, Bridgestone Corporation, March 2010 until February 2012.	Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Sakie Tachibana Fukushima	Member of the Board, Bridgestone Corporation since March 2010; President and Representative Member of the Board, G&S Global Advisors Inc. since July 2010.	Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050

Name	Present principal occupation or employment; material positions held during the past five years	Citizenship	Business address (current business phone number)

Scott Trevor Davis	Member of the Board, Bridgestone Corporation since March 2011; Professor of Strategic Corporate Social Responsibility, Rikkyo University since April 2006.	Australia	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Yuri Okina	Member of the Board, Bridgestone Corporation since March 2014; Vice Chairman, The Japan Research Institute Limited since June 2014.	Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050
Keiko Unotoro	Member of the Board, Bridgestone Corporation since March 2015; Faculty of Business Administration, Toyo Gakuen University since April 2013.	Japan	1-1, Kyobashi 3-chrome, Chuo-ku Tokyo 104-8340 Japan (81) 3 6836-3050

The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each record shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent. Shareholders submitting certificates representing the Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other documents by mail or overnight courier. Except as described in the Letter of Transmittal with respect to Eligible Institutions, facsimile copies of the certificates representing the Shares or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent at one of its addresses set forth below.

The Depositary and Paying Agent for the Offer is:

If delivering by first class, registered or certified mail:	If delivering by facsimile (until 5:00 p.m. New York City time on Monday, January 4, 2016):	If delivering by overnight courier (until 5:00 p.m. New York City time on Monday, January 4, 2016):
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	Facsimile: (718) 234-5001 Confirm Facsimile Receipt: (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

 D.F. KING & CO., INC.

48 Wall Street
22nd Floor
New York, New York 10005
All other calls: (212) 269-5550
Toll Free: (866) 620-2536
Email: pby@dfking.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Toll Free: (877) 371-5947
Direct: (212) 622-4401